                                                                   Exhibit 10.99

                     AMENDED AND RESTATED SYSTEM AGREEMENT

     THIS AGREEMENT is made and entered into this 1st day of September, 1995 ("Effective Date") by and between ELECTRONIC DATA SYSTEMS CORPORATION, a Texas corporation, having a place of business at 5400 Legacy Drive, Plano, Texas 75024 ("EDS") and HealthCare COMPARE Corp., a Delaware corporation, having a place of business at 3200 Highland Avenue, Downers Grove, Illinois 60515.

     WHEREAS, under that certain agreement effective May 26, 1989 (the "1989 Agreement"), EDS and OCCUPATIONAL-URGENT CARE HEALTH SYSTEMS, INC. ("OUCH"), a wholly owned subsidiary of HealthCare COMPARE Corp., formed a strategic alliance with a common goal to provide health care cost containment and administrative cost containment services to the workers' compensation marketplace and to other markets and customers;

     WHEREAS, in furtherance of such goal, OUCH and EDS have developed and jointly marketed certain automated workers' compensation bill review and repricing system services operated on the TPS (as defined in Section 2.14) in an EDS information processing center;

     WHEREAS, under that certain agreement dated as of November 15, 1992 (the "TSO Agreement"), EDS provides certain TSO services to HealthCare COMPARE Corp. and AFFORDABLE Health Care Concepts, Inc. ("AFFORDABLE"), a wholly owned subsidiary of HealthCare COMPARE Corp.; and

     WHEREAS, HealthCare COMPARE Corp. (acting on behalf of itself, OUCH and AFFORDABLE) and EDS desire to continue the strategic alliance developed under the 1989 Agreement, continue the TSO services provided under the TSO Agreement and restate their agreements regarding such alliance, services and respective obligations in this Agreement which shall supersede and replace the 1989 Agreement and the TSO Agreement in their entirety.

     NOW, THEREFORE, in consideration of the mutual covenants of the parties herein contained, the parties agree as follows:

                         ARTICLE I.  AGREEMENT AND TERM

1.1 AGREEMENT. This Agreement establishes the terms and conditions under which EDS shall provide to HCCC and HCCC shall acquire from EDS access to the EDS Systems and the data processing, systems modifications, enhancements and maintenance, marketing support services and other related services described in this Agreement. The specific services EDS shall provide to HCCC and HCCC's obligations to EDS in connection with EDS' supply of those services are described in this Agreement. This Agreement also establishes the terms and conditions under which HCCC and EDS shall jointly and cooperatively market products and services of HCCC and EDS to existing and potential clients of HCCC and EDS. Pursuant to this Agreement, the EDS Systems and services shall be marketed as the OUCH Systems (or under such other name as the parties mutually agree) and HCCC shall enter into agreements with HCCC clients for the provision of such services.

1.2 TERM. This Agreement shall commence on the Effective Date and shall expire on January 1, 2005 (the "Expiration Date") unless terminated earlier in accordance with the provisions of this Agreement. The Expiration Date may be extended to January 1, 2010 and, if so extended, it may be further extended to January 1, 2015, in each case upon mutual agreement of the parties. During the last twelve (12) months of the initial term or any renewal term of this Agreement, representatives of HCCC and EDS shall meet to discuss and negotiate any extensions of this Agreement. Nothing contained in this Agreement, however, shall obligate either party to extend this Agreement.

                            ARTICLE II. DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

2.1 ACCOUNT MANAGER means an EDS employee with overall responsibility for the management, coordination and delivery of all services and operations being performed by EDS for HCCC under this Agreement.

2.2 BILL means a single billing for medical services including, without limitation, hospital inpatient and outpatient, professional, pharmacy, administrative and other billings for workers' compensation, group health, automobile and other insurance programs, for which HCCC or the System Lease Client has completed review, audit, and any and all adjustments made to that single medical billing and for which a recommendation for payment, denial or other response has been made.

2.3 CPI means the Consumer Price Index for All Urban Consumers, U.S. City Average, for All Items (1982-84=100), as published by the Bureau of Labor Statistics of the Department of Labor.

2.4 EDS SYSTEMS means TPS and any other computer programs or systems owned or licensed by EDS or designed, developed or provided by EDS for use under this Agreement, including all enhancements, additions and modifications thereto. Unless specified otherwise, references to EDS Systems include the associated System Documentation. EDS Systems shall not include HCCC Owned Data.

2.5 EDS OWNED DATA FILES/DATA means all data file formats in the EDS Systems and all data contained therein which is not HCCC Owned Data, except that the messages contained in the EDS Systems message file which were entered into the message file by EDS are owned by both EDS and HCCC.

2.6 ESCROW ACCOUNT means an interest-bearing escrow account established by EDS in accordance with Section 6.5 and maintained as a separate account for use only in accordance with the applicable provisions of this Agreement.

2.7 HCCC means HealthCare COMPARE Corp. together with OUCH and, where appropriate, AFFORDABLE.

2.8 HCCC OWNED DATA means all data contained in the EDS Systems data files set forth in items "a" through "q" in Section 11 of Schedule C, except that the data contained in item "m", Geno Tables, is owned by HCCC only if HCCC is responsible for maintaining and updating the Geno Table.

2.9 IPC means an information processing center or data center operated by EDS.

2.10 PROCEEDING means any litigation, claim, action or suit or any proceeding for equitable relief.

2.11 SERVICE BUREAU CLIENT means a client of HCCC which accesses the EDS Systems indirectly through HCCC as described in Schedule B, Section I.

2.12 SYSTEM DOCUMENTATION means all supporting documentation, specifications, input and output formats, program listings, narrative descriptions, operating instructions, any applicable manuals and reference materials related to the EDS Systems, including the associated user procedure manuals developed and maintained by HCCC pursuant to Schedule C.

2.13 SYSTEM LEASE CLIENT means a client of HCCC which accesses an EDS System directly as described in Schedule B, Section I.

2.14 TOTAL PLAN SYSTEM ("TPS") means the computer programs comprising the EDS bill review and repricing system (as modified under the 1989 Agreement) known as the EDS Total Plan System (OUCH Version) which is further described in Schedule B, Section II, including all enhancements, additions and modifications thereto. Unless specified otherwise, references to TPS include the associated System Documentation developed by EDS hereunder pursuant to Section 12 of Schedule D.

                ARTICLE III. EDS ACCOUNT MANAGEMENT AND STAFFING

3.1 EDS ACCOUNT MANAGEMENT. During the term of this Agreement, EDS will provide the Account Manager at HCCC's facility located in Sacramento, California or any successor facility. Upon the request of HCCC, the Account Manager will prepare written reports summarizing EDS' performance under this Agreement in a format and on a schedule to be mutually agreed upon by HCCC and EDS.

3.2 MANAGEMENT MEETINGS. The Account Manager shall coordinate with a senior officer of HCCC or such officer's duly authorized designee ("HCCC Manager"). HCCC will advise EDS in writing of the name of the HCCC Manager and each replacement during the term of this Agreement. The Account Manager will meet at least quarterly with the HCCC Manager to review the data processing priorities established by HCCC and the status of EDS' performance under this Agreement in light of HCCC's business objectives, strategies and tactics. The Account Manager and HCCC Manager will work together to resolve any identified performance issues prior to the next quarterly meeting.

3.3 SUPPORT STAFF. HCCC and EDS will each allocate sufficient management, operations and other personnel ("Support Staff") to meet their respective obligations under this Agreement and will cross-train such Support Staff to the extent necessary to make knowledgeable Support Staff generally available on a consistent basis.

3.4 ENHANCED ACCESS/SERVICES. HCCC will notify EDS of each client request for new EDS Systems access, enhanced EDS Systems capabilities, and/or new or enhanced EDS Systems services ("Client Request"). Such notice will include all requested implementation deadlines. Within seven (7) business days of EDS' receipt of the HCCC notice and the associated written business requirements related thereto, EDS will either advise HCCC of its response to the Client Request or inform HCCC of a reasonable date by which it will respond. If EDS reasonably cannot meet the Client Request, the parties will work together in good faith to agree upon the terms of an alternate proposal in response to the Client Request.

                     ARTICLE IV. OBLIGATIONS OF THE PARTIES

4.1 OBLIGATIONS OF THE PARTIES. During the term of this Agreement, HCCC will comply with the obligations described in Schedule C and EDS will provide the EDS Systems services described in Schedule D for Service Bureau Clients, System Lease Clients and those additional clients to which the parties mutually agree. EDS shall operate and maintain the EDS Systems on computer hardware located at such IPCs as EDS deems appropriate and shall permit remote access by HCCC and System Lease Clients.

4.2 OTHER SERVICES. The parties may agree to jointly market and provide to clients other products and services including but not limited to data base services and membership, billing and actuarial services ("Other Services"). The provision of Other Services to clients shall be upon such terms and conditions as are agreed to by the parties.

4.3 MARKETING. During the term of this Agreement, the parties will perform those marketing activities described in Schedule A.

4.4 ADDITIONAL SUPPORT BY EDS. In addition to the support services referred to above, EDS shall provide HCCC such additional support as HCCC may reasonably request in writing from time to time during the term of this Agreement upon mutually acceptable terms and conditions.

                      ARTICLE V. DATA AND CONFIDENTIALITY

5.1 SAFEGUARDING HCCC DATA. EDS will establish and maintain safeguards to protect HCCC's data and data files in the possession of EDS. The safeguards, when taken as a whole, shall be no less rigorous than those that EDS uses to safeguard its own data. HCCC shall have the right to establish additional security for the data and data files and keep back-up data and data files on HCCC's premises; however, EDS shall have access to such back-up data and data files as reasonably required by EDS.

5.2 CONFIDENTIALITY DEFINITIONS. For purposes of Sections 5.3 and 5.4, the following terms shall have the following meanings:


      5.2.1 "Representatives" means the representatives of a party, including without limitation its attorneys, accountants and financial advisors.

      5.2.2 "Agents" means the agents of a party, including without limitation its officers, directors and employees.

      5.2.3 "Disclosing Party" means a party, its Agent or Representative, disclosing Confidential Information.

      5.2.4 "Recipient Party" means a party, its Agent or Representative, receiving Confidential Information.

      5.2.5 "Confidential Information" means all information furnished by one party, its Agents or its Representatives, whether furnished prior to or subsequent to the Effective Date, including without limitation information regarding fees; computer software; business procedures; contract rates; the EDS Systems; data files including without limitation the data contained therein, edits and audits, medical bill history and categorical relationships; the terms of this Agreement; and any information identified by a party as confidential or proprietary together with all analyses, compilations, forecasts, studies or other documents prepared by either party, its Agents or its Representatives, which contain or are based in whole or in part on any such information. Confidential Information shall not include information which (i) was or becomes generally available to the public other than as a result of disclosure by the Recipient Party; (ii) becomes available to the Recipient Party on a nonconfidential basis from a source (other than the Disclosing Party) which the Recipient Party has no reason to believe, after due inquiry, is prohibited from disclosing such information to the Recipient Party by a legal, contractual or fiduciary obligation; (iii) is independently developed by the Recipient Party without the use of the Disclosing Party's Confidential Information; or (iv) was rightfully in the Recipient Party's possession prior to receipt from the Disclosing Party.

      5.2.6 "Persons" shall be broadly interpreted to include, without limitation, any corporation, company, group, partnership, entity or individual.

5.3 CONFIDENTIALITY. The Confidential Information shall be kept confidential and shall not, without the prior written consent of the Disclosing Party, be disclosed to any Person or used by the Recipient Party, in any manner whatsoever, other than pursuant to and in accordance with this Agreement. Moreover, the Recipient Party shall disclose the Confidential Information only to those Agents and Representatives who (i) need to know the Confidential Information for the purposes of this Agreement; and (ii) are informed by the Recipient Party of the confidential nature of the Confidential Information. The Recipient Party shall be responsible for any breach of this Agreement caused by its Agents or Representatives. If the Recipient Party or any Person to whom the Recipient Party furnished any Confidential Information pursuant to this Agreement becomes legally compelled to disclose any of the Confidential Information, the Recipient Party shall provide the Disclosing Party with prompt notice thereof so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement with respect to such Confidential Information. Upon any actual or threatened violation of this Section by either party, the other party shall be entitled to preliminary injunctive relief and other injunctive relief against any such violation. Such injunctive relief shall be in addition to, and in no way in limitation of, any and all remedies or rights to recover damages which such party shall have at law or in equity for enforcement of this Section. Nothing herein shall prohibit EDS from using, licensing, selling, modifying or otherwise commercially exploiting the EDS Systems.

5.4 RETURN OF CONFIDENTIAL INFORMATION. Upon termination or expiration of this Agreement for any reason, each party shall promptly return or, upon direction from the other party, destroy all Confidential Information of the other party in such party's possession, including without limitation Confidential Information which may be contained in any user or procedure manuals and certify to the other party in writing that same has been returned or destroyed.

5.5 AUDIT RIGHTS. Subject to Section 5.3 and upon at least thirty (30) days' prior written notice from HCCC, EDS shall provide to HCCC and its auditors and regulators access during regular business hours to any EDS facility that is used to provide services hereunder and data and records which directly relate thereto or support such services. None of such audits shall extend longer than ten (10) consecutive business days. Such access shall be limited to performing an audit of data related to HCCC and its business, to verify the integrity of such data and to examine the systems that support such data, including to the extent directly applicable to EDS' provision of such services, audits of (i) systems, (ii) general controls and security procedures, and (iii) disaster recovery procedures. HCCC shall not be entitled to audit (i) EDS financial information (other than the accuracy of EDS invoices to HCCC and HCCC clients which relate to the EDS Systems or services provided under this Agreement),
(ii) services, facilities or functions that do not directly relate to or support services provided to HCCC, or (iii) information regarding other EDS customers. HCCC and its auditors and regulators must comply with all reasonable security and confidentiality procedures established by EDS at any facility to which access is granted. Audits shall not unreasonably interfere with EDS' normal business operations. EDS shall provide to HCCC and its auditors and regulators any assistance of a routine nature that they reasonably require in connection with any such audit. For other assistance, HCCC shall pay EDS at its then current commercial billing rates for similar services.

                          ARTICLE VI.  PAYMENTS TO EDS

6.1 CHARGES FOR EDS SYSTEMS AND SERVICES.   HCCC shall pay to EDS the fees
specified in Schedule E.

6.2 OTHER CHARGES.  Fees for Other Services which may be provided under Section
4.2 and additional support which may be provided by EDS under Section 4.4 shall be paid as agreed upon by the parties.

6.3 OUT-OF-POCKET EXPENSES.    Prior to incurring out-of-pocket expenses for
which payment or reimbursement will be requested from HCCC, EDS will obtain written approval from the HCCC Manager. For approved expenses, HCCC shall pay, or reimburse EDS, for all reasonable and actual out-of-pocket expenses, such as travel and travel-related expenses in connection with the performance of this Agreement with the following exceptions: such expenses incurred by (1) the EDS system liaisons visits to System Lease Clients and (2) the EDS marketing coordinator or other designee in support of HCCC sales and client management activities related to the EDS Systems.

6.4 RERUNS. HCCC shall reimburse EDS for reruns necessitated by incorrect or incomplete data or erroneous instructions supplied by HCCC or its clients and for correction of programming, operator and other processing errors caused by HCCC or its clients.

6.5 TIME OF PAYMENT. Unless otherwise specified herein, any sum or charge due under this Agreement shall be due and payable within thirty (30) calendar days after receipt by either party of an invoice from the other. Any sum not paid when due shall bear interest until paid at a rate of two percent (2%) per annum more than the prime rate as published in the Wall Street Journal but in no event shall the interest exceed the maximum allowed by applicable law. HCCC shall be permitted to withhold payment of any amounts invoiced by EDS that HCCC reasonably and in good faith disputes if (i) HCCC promptly (but in any event within thirty (30) calendar days after receipt of the invoice) notifies EDS in writing of any disputed amount being withheld and specifies, in reasonable detail, the reasons why the amount is disputed and (ii) all such amounts that are individually or in the aggregate equal to or greater than $25,000 so withheld are, within thirty (30) calendar days after receipt of invoice, deposited into the Escrow Account. The Escrow Account shall be established as follows:

(i) EDS shall open the Escrow Account in the name of EDS at a major national bank selected by EDS. The Escrow Account shall be and shall remain the property of EDS subject to the provisions below regarding disbursement of funds.

(ii) The Escrow Account shall be established pursuant to an escrow agreement that provides that the funds therein, including accrued interest, shall be disbursed to HCCC and/or EDS, as applicable, in accordance with Article X or a mutual agreement of the parties.

(iii) After resolution of any dispute with respect to which funds were placed in the Escrow Account, and after payment from the Escrow Account of all amounts due to EDS, including accrued interest thereon, with respect to such dispute, any remaining portion of the funds therein relating to such dispute including undisbursed accrued interest thereon, shall be promptly paid to HCCC.

(iv) If the funds in the Escrow Account relating to any dispute are insufficient to satisfy any award or mutually agreed upon amount due to EDS with respect to such dispute, HCCC shall promptly pay to EDS the balance due, including any interest thereon computed in accordance with this Section.

6.6 TAXES. There shall be added to any charges under this Agreement, or separately billed, and HCCC shall pay to EDS, or reimburse EDS for the payment of, amounts equal to any taxes, however designated or levied, based upon such charges, or upon this Agreement, or upon the services (including, without limitation, telecommunication services), or software, equipment, materials, or other property (tangible or intangible), or the use thereof, provided under this Agreement, including, without limitation, state and local sales taxes, use taxes, property taxes, telecommunications taxes, privilege taxes, excise taxes (including, without limitation, federal excise taxes), and any taxes or amounts in lieu thereof paid or payable by EDS in respect of the foregoing, exclusive, however, of franchise taxes, taxes based on the net income of EDS and any tax levied on EDS generally for the provision of EDS' telecommunications network.

6.7 COST OF LIVING ADJUSTMENT.  Except as otherwise specified in Schedule E,
Section X, effective August 1, 1996 and each August 1st thereafter during the term of this Agreement, the fees and charges then payable under this Agreement and identified in Schedule E, Section X as subject to CPI increases, as previously adjusted in accordance with this Section, shall be increased by the lesser of (i) seventy percent (70%) of the percentage the CPI for June 1st of that year (the "Current Index") increased from the CPI one year prior thereto (the "Base Index") or (ii) eight percent (8%). EDS shall calculate such adjusted rates and provide HCCC notice thereof in the form of a revised Schedule E on or before July 1st of each year. If for any reason the CPI for June 1st is not published by July 1st of that same year, the fee adjustment shall be made as soon as possible after the publication of the CPI and shall be effective as of August 1st of that same year. Any fees paid prior to the CPI calculation which are subject to the CPI increase shall be adjusted promptly. In the event the Bureau of Labor Statistics stops publishing the CPI or substantially changes the content or format, the parties shall substitute another comparable measure published by a mutually acceptable source. In the event the change is merely to redefine the base year for the CPI from 1982-84 to some other year, the parties shall continue to use the CPI but shall, if necessary, convert either the Base Index or the Current Index to the same basis as the other by multiplying the Index by the appropriate conversion factor.

                            ARTICLE VII. TERMINATION

7.1 TERMINATION FOR CAUSE. In the event either party defaults in the performance of any of that party's material duties or obligations under this Agreement (except for a default in payments, which shall be governed by Section 7.2) which default shall not be substantially cured within sixty (60) days after written notice is given to the defaulting party specifying the default or, with respect to those defaults which cannot reasonably be cured within sixty (60) days, should the defaulting party fail to proceed within sixty (60) days to commence curing the default and thereafter to proceed with all due diligence to substantially cure the default, the party not in default may terminate this Agreement by giving written notice to the defaulting party.

7.2 TERMINATION FOR NONPAYMENT. In the event either party defaults in the payment of any undisputed amount due to the other party under this Agreement and does not cure the default within ten (10) days after receipt by the defaulting party of written notice of the default, the other party may terminate this Agreement by giving written notice to the defaulting party. In addition, EDS may terminate this Agreement if HCCC withholds payment of any amounts invoiced by EDS and (i) HCCC fails to notify EDS of such disputed amount in accordance with Section 6.5; (ii) HCCC fails, by the end of the thirty (30) day period specified in Section 6.5, to deposit any such disputed amount into the Escrow Account if so required by Section 6.5; or
(iii) the aggregate amount withheld by HCCC at any one time exceeds one million dollars ($1,000,000) or, with respect to amounts due to EDS for any particular month, the aggregate amount so withheld exceeds fifty percent (50%) of the invoiced amounts for such month.

7.3 TERMINATION FOR INSOLVENCY. In the event either party becomes or is declared insolvent or bankrupt, is the subject of any proceeding relating to its liquidation, insolvency or the appointment of a receiver or similar officer, makes an assignment for the benefit of all or substantially all of its creditors or enters into an agreement for the composition, extension or readjustment of all or substantially all of its obligations, the other party may immediately terminate this Agreement.

7.4 SERVICES UPON EXPIRATION OR TERMINATION. Upon any expiration or termination of this Agreement, HCCC shall promptly pay to EDS all amounts due under this Agreement. Upon expiration of this Agreement or termination by HCCC pursuant to Section 7.1 or 7.3 hereof, EDS will, if requested by HCCC, provide reasonable training for HCCC personnel to permit continuity in the performance of data processing services for HCCC, said training to be provided during any notice period hereinabove specified and for up to six (6) additional monthly increments commencing with the date of such expiration or termination, and HCCC shall pay EDS for such training at EDS' then prevailing commercial rates for the personnel and other resources used in providing such training.

7.5 LICENSE RIGHTS UPON EXPIRATION OR TERMINATION. EDS Systems will be and remain EDS' property, and HCCC shall have no rights or interests therein except as described herein. Subject to the payment by HCCC of all amounts due to EDS under this Agreement, EDS shall grant HCCC, upon the Expiration Date or termination of this Agreement by HCCC pursuant to Section 7.1 or 7.3, a nonexclusive, nontransferable license to use any of the EDS Systems then owned by EDS and being used by EDS in rendering services to HCCC; provided, that HCCC shall give EDS not less than twelve (12) months' prior written notice of its intention to use such EDS Systems following expiration of this Agreement and agrees to pay a reasonable royalty for such use; provided further, however, in order to preserve and protect the confidentiality of the EDS Systems, if HCCC shall elect to operate such EDS Systems after the Expiration Date or termination of this Agreement by HCCC pursuant to Sections 7.1 or 7.3, HCCC and EDS shall enter into an agreement, in form and substance reasonably satisfactory to EDS and HCCC, containing such covenants and conditions as are necessary or reasonably required to protect EDS' proprietary rights to the EDS Systems, including but not limited to:

      (a) Except as provided in Paragraph (c) of this Section 7.5, the EDS Systems shall not be operated directly or indirectly by persons other than HCCC's full-time employees and shall only be operated on equipment owned or leased by HCCC; provided, however, upon the mutual agreement of the parties, the EDS Systems may be operated by EDS at its then prevailing commercial rates for personnel and machine time.

      (b) Only HCCC work, including work HCCC performs for its clients, shall be processed utilizing the EDS Systems.

      (c) At no time may the EDS Systems or any of the various components thereof or any modifications thereto, be disclosed to third parties, sold, assigned, leased or otherwise disposed of, or commercially exploited or marketed in any way, with or without charge; except that HCCC may permit access to the EDS Systems by System Lease Clients which have executed agreements containing terms and conditions regarding confidentiality of the EDS Systems which have been approved by EDS. EDS shall not unreasonably withhold its approval of such terms and conditions. Further, HCCC shall keep confidential the EDS Systems and will not permit the EDS Systems to be copied or reproduced, in whole or in part, by any person, firm or corporation, at any time.

      (d) Violation in any material respect of any provision of the agreement referred to in this Section 7.5 may cause irreparable injuries to EDS and EDS shall be entitled to preliminary injunctive relief and other injunctive relief against any such violation. Such injunctive relief shall be in addition to, and in no way in limitation of, any and all remedies or rights to recover damages EDS shall have at law or in equity for the enforcement of the above agreements.

7.6 RIGHTS IN DATA UPON EXPIRATION OR TERMINATION. Upon expiration or termination of this Agreement, HCCC shall have the right without cost or accounting to EDS to use, disclose, sell or otherwise dispose of or commercially exploit HCCC Owned Data and EDS shall have the right without cost or accounting to HCCC to use, disclose, sell or otherwise dispose of or commercially exploit the EDS Owned Data Files/Data.

                           ARTICLE VIII.  INDEMNITIES

8.1 PERSONAL INJURY AND PROPERTY INDEMNITY.

    8.1.1 EDS shall indemnify, defend and hold harmless HCCC from any and all Proceedings, damages, liabilities, costs and expenses, including without limitation, reasonable attorneys' fees and expenses, arising out of (i) the death or bodily injury of any agent, employee, customer or business invitee of EDS (other than HCCC or its employees), or (ii) damages to any of EDS' tangible personal or real property (whether owned or leased).

    8.1.2 HCCC shall indemnify, defend and hold harmless EDS from any and all Proceedings, damages, liabilities, costs and expenses, including without limitation, reasonable attorneys' fees and expenses, arising out of (i) death or bodily injury of any agent, employee, customer or business invitee of HCCC (other than EDS or its employees), or (ii) damages to any of HCCC's tangible personal or real property (whether owned or leased).

8.2 INFRINGEMENT INDEMNITY.

    8.2.1 By EDS. EDS shall defend any Proceeding brought or threatened against HCCC to the extent that such Proceeding is based on a claim that any EDS System owned by EDS and used to provide services to HCCC under this Agreement (i) infringes a copyright enforceable in the United States, (ii) infringes a United States patent, (iii) constitutes misappropriation or unlawful disclosure or use of any trade secret under United States or state law, or (iv) infringes any similar proprietary rights under United States or state law. EDS shall bear the expense of such defense and pay any damages and attorneys' fees finally awarded by a court of competent jurisdiction which are attributable to such claim, provided that HCCC has complied with
          Section 8.4. Should such EDS Systems become, or in EDS' opinion be likely to become, the subject of a claim of infringement of a copyright or patent or misappropriation or unlawful disclosure or use of a trade secret, or infringement of a similar proprietary right, EDS shall, at its option, attempt to procure the right to continue using such EDS Systems, or replace or modify such EDS Systems to make their use under this Agreement noninfringing. If neither option is reasonably available in EDS' judgment, then the Account Manager and the HCCC Manager shall meet to review the impact, if any, on the completion of the services to be performed by EDS under this Agreement and negotiate in good faith any appropriate adjustments to such services.

    8.2.2 By HCCC. HCCC shall defend any Proceeding brought or threatened against EDS to the extent that such Proceeding is based on a claim that any data, data files, edits, audits or other items provided to EDS by HCCC under this Agreement, (i) infringes a copyright enforceable in the United States, (ii) infringes a United States patent, or (iii) constitutes misappropriation or unlawful disclosure or use of any trade secret under United States or state law, or (iv) infringes any similar proprietary right under United States or state law. HCCC shall bear the expense of such defense and pay any damages and attorneys' fees finally awarded by a court of competent jurisdiction which are attributable to such claim, provided that EDS has complied with Section 8.4. Should such items become, or in HCCC's opinion be likely to become, the subject of a claim of infringement of a copyright or patent or misappropriation or unlawful disclosure or use of a trade secret, or infringement of a similar proprietary right, HCCC shall, at its option, attempt to procure for

        EDS the right to continue using such items, or replace or modify such
        items to make   their use under this Agreement noninfringing.  If
        neither option is reasonably available in HCCC's judgment, then (i) at HCCC's request, EDS shall destroy the original and all partial and complete copies of such items and (ii) the Account Manager and HCCC Manager shall meet to review the impact, if any, on the completion of the services to be performed by EDS under this Agreement and negotiate in good faith any appropriate adjustments to such services.

8.3 RENT AND UTILITY INDEMNITY. Each party shall indemnify, defend and hold harmless the other party from any and all Proceedings, damages, liabilities, costs and expenses, including without limitation, reasonable attorneys' fees and expenses, arising out of any claims for rent or utilities at any location where the indemnitor is required to furnish space or utilities to the other party pursuant to this Agreement.

8.4 INDEMNITY PROCEDURES.  Any party entitled to indemnification under this
Article VIII shall give the party from which it is seeking indemnification prompt written notice of any matters in respect of which the indemnity may apply and of which the party claiming indemnification has knowledge; provided, however, that if a party claiming indemnification fails to give the other prompt written notice, such other party shall only be relieved of its obligations under such provision if and to the extent that such party is materially prejudiced thereby. In addition, the party claiming indemnification shall give the other party full opportunity to control the response thereto and the defense thereof. The party claiming indemnification shall have the right to participate in any legal Proceedings to contest and defend a claim for indemnification involving a third party and to be represented by its own attorneys, all at such party's cost and expense. No settlement or compromise of any asserted third-party claim may be made without the prior written consent of the party claiming indemnification.

                      ARTICLE IX.  WARRANTY AND LIABILITY

9.1 WARRANTY. EDS warrants that (i) the TPS initially made available to HCCC and System Lease Clients by EDS under this Agreement shall be the same TPS last used by HCCC and EDS under the 1989 Agreement; (ii) the documented portions of the TPS shall substantially conform to the applicable TPS Documentation (as defined in Schedule D, Section 12) developed pursuant to Schedule D, Section 12; and (iii) unless otherwise agreed to by the parties, all EDS Systems other than the TPS which may be provided under this Agreement shall substantially conform to the associated System Documentation. EDS' entire liability and HCCC's exclusive remedy for a breach of this warranty is as specified in Schedule D, Section 20. EDS is primarily providing services and access to the EDS Systems to HCCC under this Agreement. However, EDS may from time to time provide certain equipment, additional systems and other items as an incidental part of such services. With the exception of manufacturer's or licensor's warranties which EDS is able to pass through for HCCC's benefit, such equipment, systems and items are provided by EDS on an "AS-IS" basis without warranty. EDS MAKES NO OTHER WARRANTIES OF

ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY EQUIPMENT,
SYSTEMS, SERVICES, TECHNICAL INFORMATION, TECHNICAL ASSISTANCE OR OTHER ITEMS PROVIDED BY EDS PURSUANT TO THIS AGREEMENT. EDS EXPRESSLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.2 LIMITATION OF LIABILITY. If EDS is liable to HCCC for any matter arising out of or relating to this Agreement, whether based on an action or claim in contract, equity, negligence or otherwise, the aggregate amount of damages recoverable against EDS for all events, acts or omissions shall not exceed the amount paid to EDS under this Agreement (exclusive of amounts paid in reimbursement or payment of expenses or taxes) during the three-month period preceding the most recent event, act or omission for which damages are recoverable against EDS; provided, however, that the foregoing limitation shall not apply to (i) EDS' willful misconduct intended to cause harm to HCCC or (ii) the indemnities set forth in Sections 8.1.1 and 8.2.1. In addition, EDS shall not be liable for, and the measure of damages shall not include, any amounts for (i) punitive, indirect or consequential damages or lost profits of any party, including without limitation, third parties or (ii) damages that could have been avoided had HCCC exercised reasonable diligence.

9.3 LIMITATION OF ACTIONS. No cause of action may be asserted against either party under this Agreement later than two (2) years following the date on which the cause of action accrued.

9.4 ACKNOWLEDGEMENT. HCCC and EDS expressly acknowledge that the limitations contained in this Article IX represent the express agreement of the parties with respect to the allocation of risks between the parties, including the level of risk to be associated with the performance of services hereunder as related to the amount of the payments to be made to EDS for such services, and each party fully understands and irrevocably accepts such limitations.

                         ARTICLE X. DISPUTE RESOLUTION

10.1 INTERNAL RESOLUTION. If representatives of the parties are unable to resolve promptly a dispute between the parties with respect to the interpretation of any provision in this Agreement or the performance by either party of its respective obligations under this Agreement, then such dispute will be escalated within each party's organization to a senior executive for resolution. If such senior executives are unable to resolve promptly such dispute, then each of the parties will appoint another senior executive who does not devote substantially all of his or her time to performance of this Agreement, whose task it will be to meet for the purpose of endeavoring to resolve promptly the dispute or to negotiate promptly an adjustment to the disputed provision of this Agreement. In each case, the parties responsible for resolving a dispute will discuss the problem and negotiate in good faith in an effort to resolve such dispute or renegotiate the applicable provision without the necessity of any formal proceeding. The specific format for the discussions shall be left to the discretion of the parties responsible for resolving the dispute. Both parties will continue performing their respective obligations under this Agreement while the dispute is being resolved unless and until this Agreement expires or is terminated in accordance with the provisions of this

Agreement. This Section 10.1 shall not prevent the parties from exercising the termination rights set forth in this Agreement.

10.2 ARBITRATION. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the creation, validity, interpretation, breach, or termination of this Agreement, that the parties are unable to resolve in accordance with Section 10.1, will be settled by binding arbitration in accordance with the Commercial Arbitration Rules (hereinafter referred to as the "Rules") of the American Arbitration Association (hereinafter referred to as "AAA") as modified and supplemented by the procedures set forth in Subsections 10.2.1 through 10.2.10 as follows. Judgement upon the award rendered by the arbitrator may be entered in, and enforced by, any court having jurisdiction thereof.

      10.2.1 SPECIFIC DEMAND AND COUNTERCLAIM. The demand for arbitration and any counterclaim will specify in reasonable detail the facts and legal grounds forming the basis for the filing party's request for relief, and will include a statement of the total amount of damages claimed, if any, and any other remedy sought by that party.

      10.2.2 APPOINTMENT OF ARBITRATOR. The parties will attempt to select by agreement a single neutral arbitrator to hear the dispute, controversy, or claim, which arbitrator need not be affiliated with the AAA. If the parties fail to agree on a single neutral arbitrator within ten (10) days after the filing of the demand for arbitration, a single neutral arbitrator will be appointed in accordance with the Rules of the AAA.

      10.2.3 PROVISIONAL REMEDIES AVAILABLE FROM COURT. Pending the arbitral tribunal's determination of the merits of a dispute, claim, or controversy, either party may apply to any court having jurisdiction to seek injunctive or other extraordinary relief.

      10.2.4 LOCATION OF ARBITRATION. The arbitration proceeding will take place in Dallas, Texas.

      10.2.5 LIMITATION ON AUTHORITY OF ARBITRATOR. The arbitrator will not have authority to award damages in excess of the amount or other than the types allowed by Section 9.2 and may not, in any event make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

      10.2.6 LIMITED DISCOVERY. Discovery will be limited to the request for and production of documents, depositions, and interrogatories. Interrogatories will be allowed only as follows: a party may request the other party to identify by name, last known address, and telephone number: (i) all persons having knowledge of facts relevant to the dispute, controversy, or claim, and a brief description of that person's knowledge; (ii) any expert(s) who may be called as an expert witness, the subject matter about which the expert is expected to testify, the mental impressions and opinions held by the expert, and the facts known by the expert (regardless of when the factual information was acquired) which relate to or form the basis for the mental impressions and opinions held by the expert; and (iii) any expert(s) used for consultation, who is not expected to be called as an expert witness, if the consulting expert's opinions or impressions have been reviewed by an expert witness. All discovery will be guided by the Federal Rules of Civil Procedure. All issues concerning discovery upon which the parties cannot agree will be submitted to the arbitrator for determination.

      10.2.7 PARTY MAY REQUEST WRITTEN FINDINGS AND CONCLUSIONS. Upon the request of a party, the arbitrator's award will include written findings of fact and conclusions of law.

      10.2.8 FEES AND EXPENSES SHARED. Each party will bear its own attorneys' fees and its own costs and expenses (including filing fees), and will also bear one-half of the total arbitrator's and other administrative fees of arbitration.

      10.2.9 ENFORCEMENT. Other than those matters involving injunctive or extraordinary relief as a remedy, or any action necessary to enforce the award of the arbitrator, the provisions of this Section 10.2 are a complete defense to any Proceeding instituted by, or on behalf of, either party against the other party in any court or before any administrative or arbitral tribunal with respect to any dispute, controversy, or claim arising out of or related to this Agreement or the creation, validity, interpretation, breach, or termination of this Agreement.

      10.2.10  TERMINATION RIGHTS NOT AFFECTED BY ARBITRATION.  Nothing in this
      Section 10.2 prevents the parties from exercising the termination rights set forth in this Agreement.

                           ARTICLE XI. MISCELLANEOUS

11.1 BINDING NATURE AND ASSIGNMENT. This Agreement shall be binding on the parties and their respective successors and permitted assigns. Neither party may assign this Agreement without the prior written consent of the other party.

11.2 NOTICES. Whenever under this Agreement one party is required or permitted to give notice to any other party, the notice shall be deemed given when delivered in hand or when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

     In the case of EDS:
     Electronic Data Systems Corporation
     5400 Legacy Drive
     Plano, Texas 75024

     Attn: President, Commercial Insurance SBU
     Facsimile Number (214) 604-8763

     With a copy (which shall not constitute effective notice) to:
     Electronic Data Systems Corporation
     13736 Riverport Drive
     Maryland Heights, Missouri 63043
     Attention: Contracts (Distribution Code: 1163)
     Facsimile Number: (314) 344-5138


     In the case of HCCC:
     HealthCare COMPARE Corp.
     3200 Highland Avenue
     Downers Grove, Illinois 60515
     Attn:  President
     With a copy sent to the attention of the Legal Department at the same address.

11.3 COUNTERPARTS. This Agreement may be executed in several counterparts all of which taken together shall constitute one single agreement between the parties.

11.4 HEADINGS. The article, section and paragraph headings are for reference and convenience only and shall not enter into the interpretation of this Agreement.

11.5 RELATIONSHIP OF PARTIES. The parties in furnishing services to each other under this Agreement are acting only as independent contractors. Notwithstanding any other provision in this Agreement to the contrary, nothing herein is intended or will be construed to establish any agency, employment, partnership or joint venture relationship between the parties. Neither party undertakes by this Agreement or otherwise to perform any obligation of the other whether regulatory or contractual or to assume any responsibility for the other party's business or operations. Unless otherwise provided in this Agreement, each party has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed all work to be performed by that party pursuant to this Agreement.

11.6 NO THIRD PARTY BENEFICIARIES. Except as provided in Section 19.3 of Schedule D, this Agreement is entered into by and between the parties hereto solely for their benefit. Except as provided in Section 19.3 of Schedule D, the parties have not created or established any third-party beneficiary status or rights in any person or entity not a party hereto including, without limitation, any Service Bureau Client, any System Lease Client or any other client or customer of HCCC, and no such third party shall have any right to enforce any right or enjoy any benefit created or established under this Agreement.

11.7 HIRING OF EMPLOYEES. Except as otherwise agreed in writing, during the period this Agreement is in effect and for a period of three (3) years thereafter, HCCC and EDS agree to refrain from hiring any officer or employee employed then or within the preceding twelve (12) months by the other party or a subsidiary of the party. However, this Section 11.7 shall not apply in the event an employee responds to a public advertisement or other widely disseminated employment notice and such employee is hired as a result of such response.

11.8 APPROVALS AND SIMILAR ACTIONS. Where agreement, approval, acceptance, consent or similar action is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

11.9 FORCE MAJEURE. Each party shall be excused from performance for any period and to the extent that the party is prevented from performing any services, in whole or in part, as a result of delays caused by the other party, an act of God, war, civil disturbance, court order, labor dispute, third party nonperformance or other cause beyond that party's reasonable control, including failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment and such nonperformance shall not be a default or a ground for termination.

11.10 SEVERABILITY. Should any provision of this Agreement be declared or found to be illegal, unenforceable or void, both parties shall be relieved of all obligations arising under that provision. Should the provision not relate to the payments to be made to EDS and should the remainder of this Agreement not be affected by the declaration or finding and capable of substantial performance, each provision not so affected shall be enforced to the extent permitted by law.

11.11 AMENDMENT; WAIVER. This Agreement may be amended only by mutual written agreement of the parties. No delay or omission by either party to exercise any right or power shall impair such right or power or be construed as a waiver. A waiver by any of the parties of any of the covenants to be performed by the other or any breach shall not be construed to be a waiver of any succeeding breach or of any other covenant.

11.12 MEDIA RELEASES. All media releases, public announcements and public disclosures by either party relating to this Agreement or the subject matter of this Agreement including, without limitation, promotional or marketing material but not including any announcement intended solely for internal distribution or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the party shall be coordinated with and approved by the parties prior to the release.

11.13 ENTIRE AGREEMENT. This Agreement, including Schedules A, B, C, D and E, each of which is incorporated herein, and any amendments hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes the 1989

Agreement, the TSO Agreement and any other prior or contemporaneous understandings, whether oral or written, regarding the subject matter hereof.

11.14 SURVIVAL. The provisions of Articles V, VIII, X and XI and Sections 7.4, 7.5, 7.6, 9.2, 9.3 and 9.4 of this Agreement and Section 19 of Schedule D shall survive termination or expiration of this Agreement.

11.15 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws, other than choice of law rules, of the State of Texas.

     IN WITNESS WHEREOF, EDS and HCCC have each caused this Agreement to be signed and delivered by its duly authorized representative.


ELECTRONIC DATA SYSTEMS         HealthCare COMPARE Corp., on behalf of itself,
                                CORPORATION OUCH and AFFORDABLE



By:                             By:
   --------------------------      -----------------------------------------
       John Crysler, President      Patrick G. Dills, Executive Vice President

Date:                           Date:
      -----------------------        ----------------------------------------

                                   SCHEDULE A

                                   MARKETING

I.   MARKETING.  During the term of this Agreement, each party shall:

      (a) Promote and market the products and services offered by the parties for the benefit of HCCC and EDS to clients of HCCC and EDS.

      (b) Assist the other party in promoting and marketing the products and services offered by the parties for the benefit of HCCC and EDS to potential new clients of HCCC and EDS.

      (c) Advise the other party of prospective clients and their interests in the benefits of the products and services offered by such other party.

      (d) Perform mutually agreed upon joint market research to develop facts and information regarding prospective clients.

      (e)  Develop mutually agreed upon promotional materials.

      (f) Host visits to existing HCCC, EDS and/or client sites by prospective clients for the purpose of describing the EDS Systems and the services provided by HCCC and EDS.

      (g)  Perform other mutually agreed upon marketing activities.

II. COORDINATION. Each party shall designate one (1) of its employees to be a marketing coordinator who shall be responsible for the coordination of marketing activities under this Agreement. The Account Manager may be designated as EDS' marketing coordinator. The HCCC Manager may be designated as HCCC's marketing coordinator. The marketing coordinators will meet as agreed upon to develop marketing plans and strategies and to better coordinate the joint marketing opportunities and activities of HCCC and EDS.

III. MARKETING EXPENSES. Each party shall bear its own respective costs and expenses arising out of any marketing activities under this Agreement. However, with the prior written agreement of both parties, specific expenses incurred by a party may be shared in an agreed upon proportion by the other party.

                                   SCHEDULE B

                           HCCC BUSINESS ENVIRONMENT

I.   CLIENT SERVICE OPTIONS

      HCCC clients may select either of the following two system access options:

      A. SERVICE BUREAU CLIENTS.

            Service Bureau Clients will submit to HCCC medical bills which will be entered into the EDS Systems by HCCC staff, reviewed by HCCC staff and/or the EDS Systems, and repriced by the EDS Systems. HCCC staff will notify Service Bureau Clients of the results of the review and repricing process.

      B.   SYSTEM LEASE CLIENTS.

            System Lease Clients will utilize the EDS Systems directly and employ their own staff to enter medical bills and review certain medical bills. EDS will operate the EDS Systems and HCCC will administer the EDS Systems and provide training in EDS Systems use for staff of System Lease Clients.

II.  SYSTEM FEATURES

      The TPS reviews and reprices medical bills including hospital inpatient and outpatient, professional, pharmacy, administrative, and other billings for workers' compensation, group health, automobile, and may include other insurance programs. Bills are compared with state fee schedules, state rules and regulations, Preferred Provider Organization ("PPO") contract pricing or usual and customary pricing, as appropriate, and repriced in accordance with the lowest applicable pricing. The TPS detects both duplicate bills and individual services billed, as well as certain billing infractions (e.g., unbundling, mutually exclusive procedures). The TPS also applies utilization management pre-certification recommendations.

III. REQUIRED SYSTEM INTERFACES

      The following interfaces are required between the TPS and various HCCC systems to provide services to HCCC and HCCC's clients:

A.   HCCC CORPORATE PROVIDER DATABASE.

     For the AFFORDABLE Medical Networks, HCCC's corporate provider database contains the information necessary to populate the TPS' provider file which receives demographic information, network affiliation(s) and associated contract rates. Alternatively, and until implementation of the provider database/TPS interface, provider information is entered directly into the TPS' provider file.

B.   HCCC'S CORPORATE CLIENT DATABASE.

     HCCC's corporate client database contains the information for Service Bureau Clients necessary to populate the TPS' client file which receives information pertaining to HCCC's fee structure, key contact personnel, rules by which to review medical bills, and employer identification (if applicable). Alternatively, and until implementation of the client database/TPS interface, client information is entered directly into the TPS' client file.

C.   HCCC UTILIZATION/MEDICAL MANAGEMENT SYSTEM.

     HCCC's utilization/medical management system contains pre-certification recommendations for select services. This information is transmitted to the TPS which reviews bills for consistency with pre-certification recommendations.

D.   HCCC ACCOUNTING SYSTEM.

     HCCC's accounting system receives the results of each medical bill review performed by the TPS for Service Bureau Clients. The accounting system records the amount to be invoiced to HCCC's Service Bureau Clients and applies cash received from such clients.

E.   CLIENT CLAIM AND FINANCIAL SYSTEMS.

     Clients' claim and financial systems receive the results of each medical bill review from the TPS. This information allows clients to update their claim files and generate payments to providers. Clients' claim systems also furnish the TPS with claim information used to validate medical bill information during bill review.

F.   OTHER SYSTEMS.

     Other EDS Systems interfaces or modifications to existing interfaces may be developed from time to time under the terms of Schedule D to support the business requirements of HCCC and HCCC's clients.

                                   SCHEDULE C

                            HCCC SYSTEM OBLIGATIONS

During the term of this Agreement, HCCC shall perform the following:

1. Provide EDS staff who are required to perform services at HCCC's offices with office space, office furnishings, office equipment (excluding personal computers), and office related services including janitorial service, telephone service and utilities and any other services which HCCC determines are reasonably necessary to perform the services required under this Agreement. All office space, furnishings, equipment and services to be provided under this paragraph will be comparable to that which HCCC provides HCCC colleagues in equivalent positions. As required to perform services under this Agreement, authorized EDS staff shall have necessary access to the work area and equipment assigned to such EDS staff in HCCC's offices seven (7) days a week, twenty-four (24) hours a day; provided, however, that such EDS staff shall comply with all relevant HCCC policies and procedures.

2. Store all back-up data files maintained by HCCC pursuant to Section 5.1 of this Agreement or reasonably required by EDS to be maintained on HCCC's premises for effective EDS Systems performance.

3. Pay all taxes, leases, insurance, maintenance, depreciation and other associated costs for HCCC owned hardware and pay the costs associated with HCCC-leased hardware as provided in the applicable equipment lease. For Service Bureau Clients only, HCCC shall retain all responsibility for current and future end-user hardware including, but not limited to, terminals, printers, controllers, and personal computers.

4. Continue to provide all communications lines, modems, interface equipment, terminals, and other equipment and services provided under the 1989 Agreement for access to and utilization of the EDS telecommunications network and EDS Systems. HCCC also shall provide, or cause to be provided, all modems, interface equipment, terminals, and other equipment at the offices of HCCC and the System Lease Clients necessary to access and utilize the EDS telecommunications network and the EDS Systems. EDS and HCCC shall confer and mutually agree upon the selection of such equipment. Upon request by HCCC, EDS will provide such equipment upon mutually agreeable terms and at EDS' usual and customary fees.

5. Provide to EDS, upon EDS' reasonable request data processing related forms and supplies required for EDS to perform its services under this Agreement.

6. Provide for or pay for costs associated with the delivery of data and other input and for distribution of reports and other output between EDS print facilities and HCCC locations.

7. Provide EDS with written business requirements for EDS Systems modifications in a format which is agreed to by the parties. HCCC will involve EDS in the development of a project schedule, including implementation dates, for all EDS Systems modifications required by HCCC.

8. HCCC will provide EDS with timely management decisions, information, approvals, and acceptances as reasonably required for EDS to perform its services under this Agreement.

9. Provide EDS with information regarding the priority levels of requested EDS Systems modifications and involve EDS in the establishment of such priority levels.

10. Perform timely acceptance testing for EDS Systems modifications completed by EDS and, upon acceptance of such modifications, authorize EDS to load the accepted EDS Systems modifications into the production environment.

11. Maintain, update and assume responsibility for the accuracy of, the following EDS Systems files and other EDS Systems reference sources, including any updates thereto required to be compatible with the GMIS licensed software:

                  a) Provider file*+
                  b) Client file*
                  c) Examiner file*
                  d) Procedure file
                  e) Diagnosis file
                  f) Severity file
                  g) Medium file
                  h) Pricing file
                       - Fee Schedule pricing
                       - PPO pricing*+
                  i) Message file
                  j) Authorization file
                  k) U/R String file
                  l) Stop table
                  m) Geno tables
                  n) Condition Code Narrative file
                  o) Work Scheduler file*
                  p) Duplicate Code Grid
                  q) Reporting Matrix file
      *    File also maintained by HCCC System Lease Clients.
      *+ File also maintained by HCCC System Lease Clients for non-PPO providers and/or external PPO networks.

12. Perform all HCCC functions required to implement fee schedule pricing values within thirty (30) days of fee schedule receipt by HCCC, automate fee schedule rules and regulations within sixty (60) days of fee schedule receipt by HCCC, and implement billing infraction software revisions within ninety (90) days of fee schedule receipt by HCCC. HCCC will provide notice to EDS of any new or revised fee schedules received by HCCC within five (5) days of receipt, and delivery of written business requirements within a reasonable time; provided, however, that if HCCC's delivery of written business requirements to EDS occurs more than ten (10) days after HCCC's receipt of the fee schedules, the applicable fee schedule implementation deadline set forth in this Section 12 and in Schedule D, Section 7 shall be extended by a number of days equal to the number of days by which HCCC's delivery of written business requirements to EDS exceeds the ten (10) day time period. HCCC will develop and maintain in a mutually agreed upon format a delivery tracking report for all pricing obligations pursuant to this Section 12 and provide a copy to the Account Manager on a weekly basis.

13. Develop and maintain user procedure manuals for use by HCCC and System Lease Clients.

14. Acquire data from expert system vendors to maintain and update the EDS Systems files referred to in Section 11 above.

15. Inspect and review all reports produced by EDS and provide EDS with prompt documentation of all discrepancies.

16. Provide input data to be processed by the EDS Systems in a mutually acceptable format and media and cause the System Lease Clients to do likewise.

17. Enter into separate written agreements with Service Bureau Clients and System Lease Clients, such agreements to include obligations of confidence and nondisclosure no less stringent than those included in this Agreement and otherwise be consistent with the terms and conditions of this Agreement.

                                   SCHEDULE D

                              EDS SYSTEM SERVICES

During the term of this Agreement, EDS shall perform the following services. Unless otherwise specified, fees for such EDS services are included in the fees set forth in Schedule E hereof.

1. Provide output from (i) the TPS consistent with past practice under the 1989 Agreement or other mutually agreed upon format which is consistent with supporting HCCC's business environment described in Schedule B and in accordance with the associated System Documentation developed by EDS hereunder pursuant to Section 12 of Schedule D and (ii) other EDS Systems in accordance with the associated System Documentation or other mutually acceptable format which is consistent with supporting HCCC's business environment described in Schedule B. Prior to providing any new output, EDS will provide HCCC with an opportunity to review and comment on EDS' proposed format and media for such output. Any new requirements for interfacing the EDS Systems to various HCCC or HCCC client systems will be mutually agreed to by the parties.

2. Accept input from HCCC and HCCC clients into the EDS Systems in a mutually acceptable format and media.

3. Provide HCCC with a weekly status report for modifications to the EDS Systems designed and developed during the term of this Agreement. The status report will include a current development and implementation schedule and any other information which HCCC may reasonably request.

4. Prior to incurring any costs related to modifications of the EDS Systems for which EDS will request payment from HCCC, EDS will submit a written estimate to the HCCC Manager for approval.

5 Provide routine EDS Systems maintenance and modifications to maintain and update the EDS Systems in support of HCCC's "core" Bill Review product(s).

     Routine EDS Systems maintenance includes:

          a) Usual and Customary pricing data tape loads;
          b) Fee Schedule pricing data tape loads;
          c) PPO pricing data tape loads;
          d) PPO provider data tape loads;
          e) GMIS licensed software database loads;

     f) Benefit file loads (unless otherwise agreed by the parties);
     g) System file loads (procedure, pricing, message, diagnosis, etc.);
     h) Modification of severity edits; and
     i) Other similar maintenance to existing EDS Systems functionality.

Modifications to maintain and update the EDS Systems in support of HCCC's "core" Bill Review product(s) will be performed in accordance with a standard methodology which is mutually agreed upon by the parties and includes:

     a) Automation of fee schedule pricing routines;
     b) Automation of PPO pricing routines;
     c) Automation of fee schedule rules and regulations;
     d) Automation of other state regulated requirements, including reporting;
     e) Change of sorting sequences in any exception or control report;
     f) Correction of malfunctioning system logic;
     g) Addition of information available in the database on a report currently being produced;
     h) Development and implementation of EDS Systems modifications that increase revenue for both EDS and HCCC;
     i) Development and implementation of EDS Systems modifications requested by HCCC or HCCC's clients that are required to retain existing business or are considered value added services to attract prospective clients and are mutually agreed upon by HCCC and EDS;
     j) Development of new interfaces between the EDS
        Systems and various HCCC and HCCC client systems which require only minor changes to existing formats; and
     k) Other mutually agreed upon EDS Systems modifications.

6. Provide major EDS Systems modifications requested by HCCC. EDS may request payment for such services from HCCC at EDS' usual and customary fees or such other fees as the parties may agree upon. Major EDS Systems modifications are modifications which are not included in Section 5 above and which are substantial changes affecting the fundamental structure or design of the EDS Systems. Major EDS Systems modifications will be performed in accordance with a standard methodology which is mutually agreed upon by the parties.

7. Subject to Section 12 of Schedule C, perform all EDS functions required to implement fee schedule pricing values within thirty (30) days of fee schedule receipt by HCCC, automate fee schedule rules and regulations within sixty (60) days of fee schedule receipt by HCCC, and implement billing infraction software revisions within ninety (90) days of fee schedule receipt by HCCC, unless an alternate implementation schedule is agreed upon by the parties.

8. Provide technical customer service support for System Lease Clients and support to HCCC's training staff for training of System Lease Clients' staff.

9. Conduct unit testing and integrated EDS Systems testing on all EDS Systems modifications and load the EDS Systems modifications into the model office environment upon successful completion of the unit testing.

10. Provide model office implementation dates for all EDS Systems modifications within seven (7) business days after business requirements have been completed and signed off by HCCC and EDS, unless an extended time frame is mutually agreed upon; provided, however that the implementation date provided by EDS may be revised if there is a subsequent change in the business requirements.

11. Upon request by HCCC, prepare written material related to the EDS Systems and the EDS Systems' functionality to be included in HCCC's responses to Requests for Proposals (RFPs) in order to promote and market the EDS Systems and services provided under this Agreement. EDS shall submit such written material on or before the deadline included in HCCC's request.

12. HCCC and EDS acknowledge that TPS (as previously modified under the 1989 Agreement) has not been documented by HCCC and EDS. It is HCCC and EDS' desire that both a Reports Manual and a System Design Definition Document (collectively, the "TPS Documentation") which accurately reflect the correct performance of the then-current version of TPS used by HCCC and EDS under this Agreement be developed over time. To this end, EDS has identified certain documentation for another version of TPS (the "Existing TPS Documentation") that may be used, in part, by EDS to create the TPS Documentation. Recognizing the substantial resources required to document the version of TPS used by HCCC and EDS under this Agreement and HCCC and EDS' limited resources available for such an effort, HCCC and EDS agree to develop the TPS Documentation as system modifications and major system modifications are developed under this Agreement. Under this approach, HCCC and EDS will develop new or revised TPS Documentation for each such modification and the affected base TPS program modules as such modifications are being developed while extracting and using, to the extent reasonably feasible, portions of the Existing TPS Documentation applicable to the affected base TPS program modules. Such new or revised TPS Documentation will include the associated business and technical designs developed by HCCC and EDS and approved by the HCCC Manager through the change system request ("CSR") process used by HCCC and EDS to develop such modifications. Notwithstanding the foregoing, HCCC and EDS agree that TPS Documentation for the following portions of the TPS will be developed on or before March 1, 1997: the Injury Record Process, PPO Pricing, Electronic Data Interchange Output Records,

      HCCC Pre-Certification Recommendations/TPS Interface, the Huron Application, the Fee Schedule and Pricing Subsystem, the Provider File Application and the Client File Application (collectively "Applications"). On or before March 1, 1996, EDS will prepare and deliver to the HCCC Manager a comprehensive summary level project work plan for the development of TPS Documentation for the Applications. Furthermore, the HCCC Manager and the Account Manager shall meet at a mutually agreed upon time no later than September 1, 1998 to: (i) review what portions of the TPS have not yet been documented and (ii) negotiate a schedule for completing TPS Documentation for such portions of the TPS, it being acknowledged, however, that HCCC and EDS shall not document any portions of the then-current version of TPS not being used by HCCC and EDS under this Agreement.

      EDS will provide HCCC one copy of the initial TPS Documentation (but not the Existing TPS Documentation) in human-readable form. HCCC may copy the TPS Documentation, in whole or in part, solely for HCCC's internal business purposes. HCCC will retain and reproduce any copyright or proprietary notices in their original form on all copies (including partial copies) made by HCCC. The original and all complete and partial copies of the TPS Documentation will be the sole property of EDS and will be subject to the terms and conditions of this Agreement. On a scheduled basis every third month after HCCC's receipt of the initial TPS Documentation and on a non-scheduled basis at HCCC's reasonable request, EDS will provide HCCC one copy of the then-current TPS Documentation in human-readable form. Promptly following receipt of the then-current TPS Documentation, HCCC will either return to EDS or destroy the prior version of the TPS Documentation, including all complete and partial copies thereof. Upon termination or expiration of this Agreement, HCCC will return all TPS Documentation in its possession to EDS and certify to EDS in writing the same has been returned, unless such documentation has been licensed thereafter by HCCC pursuant to Section 7.5.

13.  Store HCCC's medical bill history data on-line for a period of thirty-six
     (36) months. Medical bill history data beyond thirty-six (36) months shall be retained by EDS indefinitely in a storage medium determined by EDS that permits timely access and retrieval of the data.

14. Store any magnetic tapes, disc packs, or other electronic media containing HCCC data which may be in the possession or custody of EDS in compliance with a retention schedule to be developed by the parties prior to the Effective Date of this Agreement. The retention schedule may be revised from time to time upon agreement of the parties. If any applicable law or regulation requires retention of HCCC data beyond the time specified in the retention schedule, EDS will comply with such requirements upon mutually acceptable terms and conditions.

15. Provide HCCC with timely management decisions, information, and approvals as reasonably required under this Agreement.

16. Comply with the service level guidelines set forth in Attachment 1 to this Schedule D in performing services for all HCCC clients, except that EDS will comply with the service level guidelines set forth in Attachment 2 to this Schedule D in performing services for Liberty Mutual Managed Care, Inc.

17. Produce periodic reports of the services provided under this Agreement to include, at a minimum, all reports listed on Attachment 3 to this Schedule D or the functional equivalents of such report(s).

18. Provide the following services and capabilities in support of HCCC's analytical needs through November 14, 1995. Thereafter, such services and capabilities will be provided automatically on a year-to-year basis until terminated by either party with at least ninety (90) calendar days written notice prior to expiration of the then current period.

      a) Initial training for HCCC's users identified to EDS from time to time on the following:

         (i) Time-sharing Option ("TSO") usage
         (ii) Job Control Language ("JCL")
         (iii) IPC Processing Standards

      b) Assigning the users identified to EDS from time to time EDS*NET and other applicable log-on identification numbers with appropriate access codes.

      c) Access to the IPC via EDS*NET at a minimum during the On-Line Scheduled Hours of Availability set forth in Attachment I to this Schedule D.

      d) Access to applications resident in the IPC which EDS is not restricted from providing HCCC access.

      e) Access to applications resident in the IPC which EDS is restricted from providing HCCC access after obtaining rights to permit HCCC access or to applications not resident in the IPC after EDS obtains such applications. However, EDS will make such "restricted" applications available at a charge agreed upon by HCCC and EDS.

      f) Transferring files between the mainframe and HCCC's personal computers.

      g) Data storage using Direct Access Storage Devices ("DASD") and cartridge storage management through the use of EDS' tape management system and DASD backup/storage functions.

      h) Providing HCCC space resource management.

      i) Technical support for job submissions and execution as reasonably required including use of EDS' job scheduling system, support from the EDS HCCC on-site account personnel for guidance and problem resolution, mainframe SAS, JCL, and EDS utilities assistance, and access to the IPC Help Desk twenty-four (24) hours a day.

      j) Project assistance including project access code assignments, tracking, and reporting, project account codes available as required, TSO log-on identification numbers within twenty-four (24) hours upon EDS receiving an authorized request, and monthly project accounting reports by project detailing resource usage and charges.

      k) Access to a configuration manager to assist in the control of source programs and JCL.

19. Obtain the right under the master software license agreement between EDS and GMIS, Inc. ("GMIS") to install GMIS' ClaimCheck P&C(R) claims auditing system ("ClaimCheck P&C") for use by HCCC and System Lease Clients. A description of ClaimCheck P&C, provided to EDS by GMIS, is set forth in Attachment IV to this Schedule D. In conjunction with such use, EDS will also:

            a) Provide to HCCC reasonable notice in advance of any maintenance releases to ClaimCheck P&C and install such releases as they are made available to EDS by GMIS.

            b) Provide to HCCC reasonable notice in advance of any new ClaimCheck P&C products, modules, enhancements, or features that may be provided by EDS and the terms, including price, upon which EDS will provide services utilizing such new products, modules, enhancements, or features.

            c) Provide to HCCC one (1) copy of current versions of user documentation for ClaimCheck P&C as such documentation is made available to EDS by GMIS.

            d) Maintain ClaimCheck P&C so that it operates in accordance with the then-current user documentation for ClaimCheck P&C.

   19.1 Special Terms and Conditions. EDS will include the following provisions as obligations of GMIS under the master software license agreement between EDS and GMIS:

         a) GMIS will provide implementation and on-going support to EDS/HCCC throughout the duration of HCCC's use of ClaimCheck P&C, including updates required to reflect changes in applicable state laws and regulations. GMIS will use its best efforts to provide such updates to EDS within sixty (60) days after GMIS receives such changes, and in any case, GMIS will provide such updates to EDS within ninety (90) days after GMIS receives such changes. GMIS will diligently monitor such changes, and will continue to subscribe to appropriate publications, services, and mailings which provide notice of such changes to GMIS and other interested parties. EDS or HCCC also may, but are not required to, provide notice of such changes to GMIS. GMIS will modify ClaimCheck P&C for HCCC as reasonably requested by HCCC from time to time to customize such data base edits as cannot be customized on-site by EDS or HCCC and occurring no more than once per database release. HCCC will pay GMIS for such modifications at GMIS' then-standard time and material rates, or as otherwise agreed in writing by GMIS and HCCC. GMIS will complete, and deliver to EDS, each such modification within one hundred twenty (120) days after GMIS and HCCC agree on the specifications and charges for such modification.

         b) GMIS will, at no additional charge, provide standard documents and information in connection with any pending or threatening litigation involving claims for which HCCC used ClaimCheck P&C non-customized logic. GMIS will respond to such requests for documents and information within ten (10) business days after receipt thereof unless physician review is required. If physician review is required, GMIS will facilitate a timely review and keep EDS and HCCC updated on the progress of the review. If HCCC requires GMIS to review case-specific records, or to create case-specific documentation, or to appear in connection with any pending or threatened litigation involving claims for which HCCC used ClaimCheck P&C, GMIS will be reimbursed by HCCC for reasonable cost of time, travel, and travel-related expenses incurred by GMIS staff or one of its consultants.

   19.2 Term of Use. Except as otherwise provided herein, HCCC will use ClaimCheck P&C through June 30, 2000. HCCC and EDS may extend use of ClaimCheck P&C thereafter by mutual agreement in writing. HCCC and EDS may terminate use of ClaimCheck P&C at any time by mutual agreement in writing. Notwithstanding the foregoing, EDS will provide HCCC with at least sixty (60) days prior written notice that GMIS will discontinue ClaimCheck P&C. In such event, HCCC's use of ClaimCheck P&C hereunder also will terminate, unless otherwise agreed by the parties.



   19.3 Proprietary Rights and Confidentiality.

         a) HCCC acknowledges that ClaimCheck P&C is the proprietary and confidential property of GMIS, is not, nor will be, part of the EDS Systems, and that HCCC will have no rights or interests therein except
         as described in this Section 19.   Violation in any material respect
         of any provision of this Section 19.3 may cause irreparable injuries to EDS, GMIS, or both, and EDS, GMIS, or both, will be entitled to preliminary injunctive relief and other injunctive relief against any such violation. Such injunctive relief will be in addition to, and in no way in limitation of, any and all other remedies or rights to recover damages EDS, GMIS, or both, will have at law or in equity for the enforcement of this Section 19.3. Section 5.3 of this Agreement applies with respect to ClaimCheck P&C.

         b) EDS may provide to GMIS, and GMIS may retain, certain log file and usage information concerning claims processed using ClaimCheck P&C, subject to GMIS' obligation to maintain such information in confidence and not to disclose such information without HCCC's prior written consent.

         c) The provisions of this Section 19.3 will survive termination or expiration of this Agreement.

   20. Investigate and correct System Errors according to the process set forth in Sections 20.1 through 20.3 below. "System Errors" means deficiencies or errors in a computer program within the EDS Systems that cause it not to perform substantially in accordance with the then-current associated System Documentation.

      20.1 Notification to EDS by HCCC. The HCCC Manager will deliver to the Account Manager a written statement and supporting documentation describing in reasonable detail any suspected System Error. Critical System Errors may initially be reported by the HCCC Manager via telephone or in person.

      20.2 Investigation and Correction. EDS will use reasonable efforts to investigate the facts and circumstances related to the suspected System Error. HCCC will cooperate fully with EDS' investigation. If this investigation reveals the existence of a System Error, EDS will correct the System Error or provide a workaround or alternative solution acceptable to HCCC. A schedule for correcting each System Error and its priority in relation to the completion of any other reported error will be mutually agreed upon by the HCCC Manager and the Account Manager.

      20.3 Billable Investigations. If, on a frequent basis, EDS' investigation reveals that no System Error exists, HCCC and EDS will negotiate a reimbursement amount to be paid by HCCC for EDS' investigation.

21. Except as provided in Section 4 of Schedule C, EDS shall provide and manage the telecommunications network connections which provide access to the IPC(s) from the offices of HCCC and System Lease Clients, including the necessary communications lines and modems, interface equipment, terminals and other equipment at the IPC(s) necessary to access and utilize the EDS telecommunications network and EDS Systems. EDS reserves the right, but is not obligated, to change or upgrade such connections during the term of this Agreement. Changes or upgrades requested by HCCC may be provided by EDS upon mutually agreeable terms and at EDS' usual and customary fees.

                                   SCHEDULE D
                                 ATTACHMENT IV

                         CLAIMCHECK P&C(R) DESCRIPTION


ClaimCheck P&C, GMIS' clinically oriented claims auditing product, is a fully automated cost containment program designed to analyze provider bills to ensure that the correct state fee schedule or CPT-4 codes are used for reimbursement. The system analyzes relationships between procedure codes and diagnoses, based on state fee schedule, to determine whether or not the provider has billed within state fee schedule (and/or CPT-4) guidelines. ClaimCheck P&C's on-line editing capabilities are designed to detect many different types of code manipulation practices. ClaimCheck P&C audits all surgical, medical, radiology, pathology, and laboratory services using a database that includes over five million auditing rules.

ClaimReview, a claims based utilization review module of ClaimCheck P&C, evaluates procedures billed for relatedness, medical necessity, and appropriateness and warns the claim's processor when special actions such as pre-authorization are required. ClaimCheck P&C also has a comprehensive reporting module which monitors cost savings and offers a profiling of provider billing behavior as it relates to code gaming errors and/or billing inaccuracies.

SOFTWARE FEATURES AND FUNCTIONS

The following is a descriptive summary of major auditing categories and unique software features available in ClaimCheck P&C:


-    Code Gaming Edits

        +Mutually Exclusive Procedures  ClaimCheck P&C identifies those procedures which clinically should not
                                        be done on the same patient during the
                                        same treatment session.

        +Incidental Procedures          ClaimCheck P&C notifies the user when
                                        a minor procedure has been billed as a
                                        separate procedure when it is
                                        clinically part of a major procedure
                                        that has also been billed.

        +Unbundled Procedures           ClaimCheck P&C
                                        evaluates the relationships between
                                        procedure codes and determines which
                                        comprehensive procedure code most
                                        accurately represents all of the
                                        procedure codes billed.


                                    DIV-1

        +Multi-Channel Laboratory
                                        If the provider has billed for two or
                                        more components  Tests of multi-channel
                                        tests, ClaimCheck P&C will either
                                        rebundle the codes into the most
                                        appropriate one or add the most
                                        appropriate code.
-    Single Code Edits

        +Assistant Surgeon              Based on the clinical intensity of the
                                        procedure ClaimCheck P&C determines if
                                        an assistant surgeon should or should
                                        not be reimbursed or if further
                                        information is needed to evaluate the
                                        need for an assistant surgeon.

        +Age & Sex
                                        Based on the claimants' age and gender,
                                        ClaimCheck P&C determines if the
                                        appropriate code has been used.  If
                                        there is a more accurate code,
                                        ClaimCheck P&C adds the appropriate
                                        code.

        +Cosmetic, Experimental and     Claim Check P&C notifies the user of
                                        unusual codes  Obsolete Proceduresthat
                                        have been submitted for payment.  This
                                        allows the user to implement additional
                                        claims review procedures to assure
                                        payment is accurate.

-    Pre-and Post-Operative Editing     ClaimCheck P&C will identify procedures
                                        that have been billed as separate
                                        procedures but should be included in
                                        the global fee of the surgical service
                                        which includes both the pre-operative
                                        and post-operative visits.

-    Bilateral Procedures
                                        ClaimCheck P&C identifies whether or
                                        not the use of the bilateral procedure
                                        modifier is appropriate.  Procedures
                                        which cannot be done bilaterally are
                                        identified.

-    Clinical Duplicate Procedures      ClaimCheck P&C identifies those
                                        procedures which may appropriately
                                        be performed multiple times in one
                                        treatment session.  Those procedures
                                        which cannot be done multiple times in
                                        one session are identified as
                                        duplicates.

                                    DIV-2

-    State Modifiers
                                        Unique state modifiers will be
                                        recognized and used for the financial
                                        editing functions currently available
                                        (assistant surgeon modifiers 80, 81, 82
                                        and multiple procedures modifier 51).
                                        In addition, ClaimCheck P&C allows
                                        users to determine if additional
                                        payment is warranted for modifiers 24,
                                        25, and 79 which report unrelated
                                        services.

-    History Based Editing
                                        ClaimCheck P&C edits history passed to
                                        ClaimCheck P&C for the following edit
                                        types:  pre- and post-op care,
                                        duplicates and utilization review
                                        guidelines.

-    ClaimReview
                                        ClaimReview will apply state
                                        utilization review rules.  Claims
                                        (bills) will be flagged or denied when
                                        treatment exceeds state fee schedule
                                        guidelines.  Rules can be edited based
                                        on a variety of data elements including
                                        provider specialty, frequency of
                                        procedures, diagnosis, length of
                                        treatment, etc.

-    Smart Suspense
                                        This tool allows the user to create
                                        relationships between different types
                                        of claims/bill data.  This capability
                                        facilitates the implementation of
                                        claims management policies and
                                        procedures.  Relationships can be
                                        established between any of the
                                        following GMIS defined data fields:
                                        diagnosis, procedures, modifiers,
                                        provider specialty plus two additional
                                        fields which can be defined by the
                                        user.  Smart Suspense can suspend,
                                        monitor or flag bills which contain
                                        these relationships.

-    Customization
                                        ClaimCheck P&C's technological strength
                                        is in its customization capabilities.
                                        Individual edits can be adjusted by
                                        state and/or customer to meet specific
                                        needs of the state or claims
                                        environment.  The majority of
                                        ClaimCheck P&C edits can be changed,
                                        deleted, or new edits added on-site by
                                        the user.  The edits that cannot be
                                        customized on-site can be customized by
                                        GMIS.

                                    DIV-3

-    Financial Edits


   +   Multiple Procedure Rules         Relative value weights will be used by
                                        ClaimCheck P&C to determine the
                                        primary, secondary, and tertiary
                                        procedures.  The user will be warned
                                        to adjust payment accordingly.

   +    Assistant Surgeon               ClaimCheck P&C notifies the user if
                                        payment should be adjusted to reflect
                                        the appropriate reimbursement for an
                                        assistant surgeon.


                                    DIV-4

                                  SCHEDULE D
                                  ATTACHMENT I
                   SERVICE LEVEL GUIDELINES FOR HCCC CLIENTS


1. EDS shall operate and maintain the TPS with the following service levels. Performance statistics shall be captured by EDS and reported to HCCC by the 15th day of the month following the measurement month or the next business day should the 15th fall on a weekend or holiday.

      A) PRODUCTION TPS AVAILABILITY. With respect to the production version of the TPS, EDS shall maintain Availability (as defined below) for each of the On-Line component and the Real Time Processor ("RTP") component of the TPS at a level such that the aggregate number of hours of Availability of such components during each calendar month are equal to at least 97% of the total of the On-Line Scheduled Hours of Availability (as defined below) and the RTP Scheduled Hours of Availability (as defined below) for such month. EDS shall document such Availability (calculated to the nearest one-tenth hour) and report it to HCCC on a monthly basis. HCCC may request, on an exception basis, that EDS operate the On-Line and RTP components of the production version of TPS at times outside the scheduled hours. Such requests shall: (i) be made in writing at least 24 hours in advance; (ii) be complied with by EDS to the extent that they do not interfere with EDS' other commitments pursuant to this Agreement or any other of EDS' data center or customer operations; and (iii) not be included in the determination of Availability.

      B) PRODUCTION TPS AVERAGE ON-LINE RESPONSE TIME. With respect to the production version of the TPS, EDS shall provide Average On-Line Response Time (as defined below) during On-Line Scheduled Hours of Availability equal to or less than three seconds. EDS shall document and report to HCCC in summary format Average On-Line Response Time for each calendar month.

      C) PRODUCTION TPS AVERAGE RTP RESPONSE TIME. With respect to the production version of the TPS, EDS shall provide Average RTP Response Time (as defined below) during RTP Scheduled Hours of Availability equal to or less than 10 seconds. EDS shall document and report to HCCC in summary format Average RTP Response Time for each calendar month.

      D) NON-PRODUCTION TPS AVAILABILITY AND RESPONSE TIME. With respect to the non-production version of the TPS (the "TPS Model Office"), EDS shall use commercially reasonable efforts to (i) maintain Availability for each of the On-Line component and the RTP component of the TPS at a level such that the aggregate number of hours of Availability for such components during each calendar month are equal to at least 97% of the total Model Office Scheduled Hours of Availability (as defined below) for such month, (ii) provide an Average On-Line Response Time during the Model Office Scheduled Hours of Availability equal to or less than three seconds and (iii) provide an Average RTP Response

           Time during the Model Office Scheduled Hours of Availability equal to or less than 10 seconds. Since the TPS Model Office is a non-production environment, (i) EDS will not be required to document and report associated Availability nor Response Time and (ii) EDS' failure to actually achieve such Availability and Response Time goals in any calendar month will not constitute a breach or default by EDS.

      If EDS is not in compliance with the monthly service levels set forth in subsections a) through c) above during any 2 consecutive calendar months, EDS will investigate and correct any deficiencies in EDS' service causing such noncompliance as promptly as reasonably possible. When such deficiencies have been corrected, EDS will so notify HCCC and demonstrate compliance with such service levels over the next full calendar month.

2. DATA RECOVERY. EDS shall maintain data recovery procedures, capabilities and processes which a reasonably prudent operator of a high volume, computer based services organization would have in order to restore operations within a reasonable time in the event of a disablement or disaster occurring to its data processing facilities. HCCC client data files will be recovered from the most recent set of backup files and databases.

3. DATA SECURITY. HCCC client data and information shall be secure and the TPS configured to restrict access by any third party including other HCCC clients or users of the TPS. Access to HCCC client information shall be within the direct control of the HCCC client to grant to a third party or other HCCC clients or users of the TPS. Such access shall be granted directly by the HCCC client through the use of TPS applications such as but not limited to the Examiner File or if the HCCC client has provided written permission for such access or use to EDS.

4. FOREIGN DATA. EDS understands that HCCC clients from time to time shall provide data and information obtained from a third party ("Foreign Data") for inclusion in the TPS and that this data and information are proprietary to the third party. EDS shall take such steps as are necessary to preserve Foreign Data under its control as it would any data obtained from HCCC clients. EDS shall maintain the confidentiality of Foreign Data including without limitation denying access to or use of such files by HCCC or any other third party in any form or format unless the HCCC client has itself granted access through TPS applications such as but not limited to the Examiner File or the HCCC client has provided written permission for such access or use to EDS.

5.   DEFINITIONS.  As used in this Attachment I to Schedule D:

      a) "Availability" means the availability, from the EDS host computer (including EDS' telecommunication network, but not including HCCC's or the sender's telecommunications network or equipment) of the On-Line component of the TPS or the RTP component of the TPS, as the case may be, supported by EDS pursuant to this Agreement.
                                    DI-2

      b) "Average On-Line Response Time" means, with respect to each transaction submitted to EDS over the On-Line component of the TPS, the average length of time (calculated over a calendar month period) elapsed between the receipt by EDS at EDS' telecommunications network boundary node of the last character of input from the sender and the transmission by EDS from EDS' telecommunications network boundary node of the first character of output to such sender. Average On-Line Response Time does not include any response time over the RTP component of the TPS.

      c) "Average RTP Response Time" means, with respect to each transaction submitted to EDS over the RTP component of the TPS, the average length of time (calculated over a calendar month period) elapsed between the receipt by EDS at EDS' telecommunications network boundary node of the last character of input from the sender and the transmission by EDS from EDS' telecommunications network boundary node of the first character of output to such sender. Average RTP Response Time does not include any response time over the On-Line component of the TPS.

      d) "Model Office Scheduled Hours of Availability" means 7:00 a.m. until 6:00 p.m. (Camp Hill, Pa. time), Monday through Friday, and 7:00 a.m. until 4:00 p.m. (Camp Hill, Pa. time) Saturday.

      e)   "On-Line Scheduled Hours of Availability" means 6:00 a.m.
           until 9:00 p.m. (Camp Hill, Pa. time), Monday through Friday, and 7:00 a.m. until 4:00 p.m. (Camp Hill, Pa. time), Saturday.

      f) "RTP Scheduled Hours of Availability" means 6:00 a.m. until 8:30 p.m. (Camp Hill, Pa. time), Monday through Friday, and 7:00 a.m. until 4:00 p.m. (Camp Hill, Pa. time), Saturday.

   Notwithstanding the foregoing, all above scheduled hours of availability definitions shall exclude (i) periods of time during planned TPS downtime, as mutually agreed upon by EDS and HCCC, (ii) periods of time for planned major TPS equipment or software configurations and enhancements, as EDS may notify HCCC, (iii) scheduled EDS Information Processing Center maintenance, as EDS may notify HCCC, (iv) periods of time during which EDS is performing TPS batch processing or other special production jobs at HCCC's request, (v) the following holidays: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, and (vi) other holidays mutually agreed upon by EDS and HCCC. In addition, EDS may exclude from the calculation of any Availability any failure to meet any applicable performance standard if, during, and to the extent that such failure is related to (i) any matter constituting force majeure (as contemplated by Section 11.9 of this Agreement), (ii) HCCC's failure to perform its obligations under this Agreement, or (iii) any significant increases in processing volumes or business statistics or any significant change in the nature or scope of services provided under this Agreement (in each case during a reasonable transition period to be agreed upon by EDS and HCCC.)

                                 SCHEDULE D
                                 ATTACHMENT II
         SERVICE LEVEL GUIDELINES FOR LIBERTY MUTUAL MANAGED CARE, INC.


1. EDS shall operate and maintain the TPS with the following additional service levels applicable to Liberty Mutual business as set forth in that certain agreement between HCCC and Liberty Mutual Managed Care, Inc. dated January 1, 1995 (hereinafter "Liberty/HCCC Agreement"). Performance statistics shall be captured by EDS and reported to HCCC by the fifteenth day of the month following the measurement month or the next business day should the fifteenth fall on a weekend or holiday.

      a) PRODUCTION TPS AVAILABILITY. With respect to the production version of the TPS, EDS shall maintain Availability (as defined below) for each of the On-Line component and the Real Time Processor ("RTP") components of the TPS at a level such that (i) the aggregate number of hours of Availability of such components during each calendar month are equal to at least ninety-seven percent (97%) of the total of the On-Line Scheduled Hours of Availability (as defined below) and the RTP Scheduled Hours of Availability (as defined below) for such month and (ii) the aggregate number of hours of Availability of such components during the six (6) calendar month period beginning on the first day of the calendar month immediately following the calendar month in which the final Liberty central billing unit has been implemented under the Liberty/HCCC Agreement and each successive six (6) calendar month period are equal to at least ninety-eight percent (98%) of the total of the On-Line scheduled Hours of Availability and the RTP Scheduled Hours of Availability for such time period. EDS shall document such Availability (calculated to the nearest one-tenth hour) and report it to HCCC on a monthly basis. HCCC may request, on an exception basis, that EDS operate the On-Line and RTP components of the production version of TPS at times outside the scheduled hours.
           Such requests shall: (i) be made in writing at least twenty-four
           (24) hours in advance; (ii) be complied with by EDS to the extent that they do not interfere with EDS' other commitments pursuant to this Agreement or any other of EDS' data center or customer operations; and (iii) not be included in the determination of Availability.

      b) PRODUCTION TPS AVERAGE ON-LINE RESPONSE TIME. With respect to the production version of the TPS, EDS shall provide Average On-Line Response Time (as defined below) during On-Line Scheduled Hours of Availability equal to or less than three (3) seconds. EDS shall document and report to HCCC in summary format Average On-Line Response Time for each calendar month.

      c) PRODUCTION TPS AVERAGE RTP RESPONSE TIME. With respect to the production versions of the TPS, EDS shall provide Average RTP Response Time (as defined below) during RTP Scheduled Hours of Availability equal to or less than ten (10) seconds. EDS shall document and report to HCCC in summary format Average RTP Response Time for each calendar month.

                                    DII-1

      d) NON-PRODUCTION TPS AVAILABILITY AND RESPONSE TIME. With respect to the non-production version of the TPS (the "TPS Model Office"), EDS shall use commercially reasonable efforts to (i) maintain Availability for each of the On-Line component and the RTP component of the TPS at a level such that the aggregate number of hours of Availability for such components during each calendar month are equal to at least ninety-seven percent (97%) of the total Model Office Scheduled Hours of Availability (as defined below) for such month, (ii) maintain Availability for each of the On-Line component and the RTP component of the TPS at a level such that the aggregate number of hours of Availability of such components during the six
           (6) calendar month period beginning on the first day of the calendar month immediately following the calendar month in which the final Liberty central billing unit has been implemented under the Liberty/HCCC Agreement and each successive six (6) calendar month period are equal to at least ninety-eight percent (98%) of the total of the On-Line Scheduled Hours of Availability and the RTP Scheduled Hours of Availability for such time period, (iii) provide an Average On-Line Response Time during the Model Office Scheduled Hours of Availability equal to or less than three seconds and (iv) provide an Average RTP Response Time during the Model Office Scheduled Hours of Availability equal to or less than ten (10) seconds. Since the TPS Model Office is a non-production environment, (i) EDS will not be required to document and report associated Availability nor Response Time and (ii) EDS' failure to actually achieve such Availability and Response Time goals in any calendar month will not constitute a breach or default by EDS.

      If EDS is not in compliance with the monthly service levels set forth in subsections a) through c) above during any two (2) consecutive calendar months or the semi-annual service level set forth in subsection a) above, EDS will investigate and correct any deficiencies in EDS' service causing such noncompliance as promptly as reasonably possible. When such deficiencies have been corrected, EDS will so notify HCCC and demonstrate compliance with such service levels over the next full calendar month or semi-annual period, as the case may be.

2. DATA RECOVERY. EDS shall maintain data recovery procedures, capabilities and processes which a reasonably prudent operator of a high volume, computer based services organization would have in order to restore operations within a reasonable time in the event of a disablement or disaster occurring to its data processing facilities. Liberty data files will be recovered from the most recent set of backup files and databases. EDS shall maintain procedures to separate and restore individual customer data and files where data from multiple customers are stored within common databases.

3. DATA SECURITY. Liberty data and information shall be secure and the TPS configured to restrict access by any third party including other customers or users of the TPS. Access to Liberty information shall be within the direct control of Liberty to grant to a third party or other customers or users of the TPS. Such access shall be granted directly by Liberty through the use of TPS applications such as but not limited to the Examiner File or if Liberty has provided written permission for such access or use to EDS.

                                    DII-2

4. FOREIGN DATA. EDS understands that Liberty from time to time shall provide data and information obtained from a third party ("Foreign Data") for inclusion in the TPS and that this data and information are proprietary to the third pary. Such third parties shall include but not be limited to Foreign Networks as that term is used in the Liberty/HCCC Agreement. EDS shall take such steps as are necessary to preserve foreign data under its control as it would any data obtained from Liberty. EDS shall maintain the confidentiality of foreign data including without limitation denying access to or use of such files by HCCC or any other third party in any form or format unless Liberty has itself granted access through TPS application such as but not limited to the Examiner File or Liberty has provided written permission for such access or use to EDS.

5. AUDIT. Upon at least thirty (30) days' prior written notice from HCCC, EDS will provide to Liberty and its auditors and regulators access during regular business hours to any EDS facility that is used to provide service to Liberty under these Service Level Guidelines and data and records which directly relate thereto our support such service. None of such audits shall extend longer than five (5) consecutive business days. Such access shall be limited to performing an audit of data related to Liberty and its business, to verify the integrity of data owned by Liberty and to examine the systems that support such data, including to the extent directly applicable to EDS' provision of such services, audits of (i) systems, (ii) general controls and security procedures, and (iii) disaster recovery procedures. Liberty will not be entitled to audit (i) EDS financial information, (ii) services, facilities or functions that do not directly relate to or support services provided to Liberty, or (iii) information regarding other EDS customers. Liberty must comply with all reasonable security and confidentiality procedures established by EDS at any facility to which access is granted. Audits will not unreasonably interfere with EDS' normal business operations. HCCC shall pay EDS at its then current commercial billing rates for any EDS assistance reasonably required by Liberty and its auditors and regulators in connection with any such audit.

6.   DEFINITIONS.  As used in this Attachment II to Schedule D:

      a) "Availability" means the availability, from the EDS host computer (including EDS' telecommunication network, but not including HCCC's or the sender's telecommunications network equipment) of the On-Line component of the TPS or the RTP component of the TPS, as the case may be, supported by EDS pursuant to this Agreement.

      b) "Average On-Line Response Time" means, with respect to each transaction submitted to EDS over the On-Line component of the TPS, the average length of time (calculated over a calendar month period) elapsed between the receipt by EDS at EDS' telecommunications network boundary node of the last character of input from the sender and the transmission by EDS from EDS' telecommunications network boundary node of the first character of output to such sender. Average On-Line Response Time does not include any response time over the RTP component of the TPS.


                                    DII-3

      c) "Average RTP Response Time" means, with respect to each transaction submitted to EDS over the RTP component of the TPS, the average length of time (calculated over a calendar month period) elapsed between the receipt by EDS at EDS' telecommunications network boundary node of the last character of input from the sender and the transmission by EDS from EDS' telecommunications network boundary node of the first character of output to such sender. Average RTP Response Time does not include any response time over the On-Line component of the TPS.

      d) "Model Office Scheduled Hours of Availability" means 7:00 a.m. until 6:00 p.m. (Camp Hill, PA time), Monday through Friday, and 7:00 a.m. until 4:00 p.m. (Camp Hill, PA time) Saturday.

      e)   "On-Line Scheduled Hours of Availability" means 6:00 a.m.
           until 9:00 p.m. (Camp Hill, PA time), Monday through Friday, and 7:00 a.m. until 4:00 p.m. (Camp Hill, PA time), Saturday.

      f) "RTP Scheduled Hours of Availability" means 6:00 a.m. until 8:30 p.m.(Camp Hill, PA time), Monday through Friday, and 7:00 a.m. until 4:00 p.m. (Camp Hill, PA time), Saturday.

      Notwithstanding the foregoing, all above scheduled hours of availability definitions shall exclude (i) periods of time during planned TPS downtime, as mutually agreed upon by EDS and HCCC, (ii) periods of time for planned major TPS equipment or software configurations and enhancements, as EDS may notify HCCC, (iii) scheduled EDS Information Process Center maintenance, as EDS may notify HCCC, (iv) periods of time during which EDS is performing TPS batch processing or other special production jobs at HCCC's request, (v) the following holidays: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, and (vi) other holidays mutually agreed upon by EDS and HCCC. In addition, EDS may exclude from the calculation of any Availability any failure to meet any applicable performance standard if, during, and to the extent that such failure is related to (i) any matter constituting force majeure (as contemplated by Section 11.9 of this Agreement), (ii) HCCC's failure to perform its obligations under this Agreement, or (iii) any significant increases in processing volumes or business statistics or any significant change in the nature or scope of services provided under this Agreement (in each case during a reasonable transition period to be agreed upon by EDS and HCCC).

                                    DII-4

                                   SCHEDULE D
                                 ATTACHMENT III
                                    REPORTS

I. SYSTEM CONTROL REPORTS

     317 DAILY CLAIMS FLOW REPORT
      This report contains three sections: 1) daily claims flow; 2) daily claims input analysis; and 3) inventory by line of business.

     318 DAILY MANAGEMENT SUMMARY REPORT
      This report gives a trend in the magnitude of the bill inventory, current activity, and claim cycle.

     319 BATCH ACCEPTANCE REPORT
      This report lists all activated batches which were received as initial input during the current cycle day.

     328 DAILY CONDITION CODE ANALYSIS REPORT
      This report gives the number of times a given condition (example: edit/audit) was set for the cycle.

      331  DAILY RTP UTILIZATION SUMMARY REPORT
      Shows bills processed by real-time processing (RTP).

     350 AGE OF CLAIMS IN SYSTEM REPORT
      This report is formatted by processing location and the inventory in these locations divided by user defined system age categories.

     351 AGE OF CLAIMS IN LOCATION REPORT
      This report is formatted by processing location and the inventory in these locations is divided by location age categories.

     352 CLAIMS AGED ITEM REPORT
      This report lists bill information for every claim which has reached the System or location overage parameters and is dependent on the 350 and 351 reports.

     356 GROUP PENDING CLAIMS REPORT
     This report identifies all suspended bills for select clients as designated by CLIENT.

     359 DAILY CLAIMS RESUSPENSION REPORT
      This report lists all bills that suspended after initial corrections were applied

                                   DIII-1
      to the suspense error set in a previous cycle.

     372 DAILY BATCH CONTROL REPORT
      This report identifies batches activated in each of the initial entry locations during the current cycle for which the entering of bills has not been completed, started or placed on hold.

     MCBSR460 RTCP ACCEPTED DATA CORRECTION REPORT
      This report shows all of the real time data corrections which were accepted during the nightly cycle.

      MCBSA810 WEEKLY TURNAROUND REPORT
      This report includes all finalized bills and the time frame within which they were processed.

   II.  PRODUCTIVITY REPORTS

        Two reports are generated which reflect examiner productivity:

        MCBSA960  WEEKLY EXAMINER PRODUCTIVITY REPORT
     This report shows productivity statistics for the EBA and FDE applications.

     MCBSA970 MONTHLY EXAMINER PRODUCTIVITY REPORT
     This report shows the same statistics as above on a monthly basis.


III.  MAINTENANCE REPORTS

      MCBSNPRZ    WEEKLY PROVIDER MAINTENANCE REPORT
      This report identifies productivity statistics for Provider File maintenance activities performed by predetermined examiners.

     OUCHPROV PROVIDER ERROR REPORT
      This report lists errors identified in Provider File maintenance activities by provider number and error message.

     MCBSPZ95 PRICING FILE MAINTENANCE REPORT
      This report lists pricing file maintenance transactions input and the disposition of these transactions.

                                   DIII-2

   IV.  FINANCIAL REPORTS

        EOR Documents
        Explanation of Review documents are produced for each finalized bill.


     V. REVENUE CALCULATIONS REPORT

     SAVINGS REPORT
      Identifies HCCC revenue based on CLIENT use of the system.

                                   DIII-3

                                   SCHEDULE E

                            PRICING FOR EDS SERVICES

I. CALCULATION OF BILL VOLUME

      For fees based on Bill Volume, "Bill Volume" means the total number of Bills finalized by the EDS Systems monthly for all clients of HCCC including both Service Bureau Clients and System Lease Clients. Bill Volume shall also include, without limitation, all Liberty Mutual Managed Care, Inc. ("Liberty") Bills and American International Group ("AIG") pre-cycle and cycle Bills and shall exclude adjustments. Also, if that certain Workers' Compensation Client Contract between HCCC and Liberty, effective January 1, 1995 ("Liberty/HCCC Agreement"), is terminated and either (i) EDS commences providing services to Liberty pursuant to that certain Workers' Compensation Client Contract, dated as of June 21, 1995, between EDS and Liberty or (ii) EDS enters into another direct contract with Liberty, all Bills processed for Liberty by the EDS Systems or by a separate autonomous system developed for and dedicated to Liberty will continue to be included in the calculation of Bill Volume during the remaining term and any renewal terms(s) of this Agreement.


II.  FEES

     On a monthly basis, HCCC will pay EDS a per Bill fee based on Bill Volume for such month plus a percentage of AFFORDABLE PPO Savings. The fee schedule for all HCCC clients, except Liberty, is as follows:


     A. BILL VOLUMES BELOW 400,000/MONTH

      For any month in which the total Bill Volume is below 400,000, HCCC will pay EDS monthly fees according to the following schedule:


                                              PERCENTAGE OF
     VOLUME             PER BILL PRICE(1)  AFFORDABLE PPO SAVINGS
     ------             ---------------     ----------------------
     First 149,999            $2.580             1.5%
     Each Bill over 149,999   $1.372             1.5%

     B. BILL VOLUMES OF 400,000 OR MORE/MONTH

      For any month in which the total Bill Volume is 400,000 or more, HCCC will pay

------------

(1) CPI adjustments for the per bill prices are subject to the provisions of Section X of this Schedule E.

      EDS monthly fees according to the following schedule:



                                             PERCENTAGE OF
VOLUME               PER BILL PRICE(1)  AFFORDABLE PPO SAVINGS
------               ---------------    ----------------------
First 149,999               $2.580              1.5%
Each Bill over 149,999      $1.250              1.5%

III.  LIBERTY SYSTEM FEES

      HCCC will pay EDS a fee of $1.225(1) per bill plus one percent (1%) of AFFORDABLE PPO Savings for Liberty Bills finalized by the EDS Systems while the Liberty/HCCC Agreement is in effect.

IV.   FOREIGN NETWORK FEES

      HCCC will pay EDS forty percent (40%) of any  percentage of Foreign PPO
      Savings fees received by HCCC.   For purposes of this Schedule E,
      Foreign PPO shall mean any network other than an AFFORDABLE Medical Network, for which the EDS Systems is utilized by an HCCC client.


V. PERCENTAGE OF PPO SAVINGS CALCULATION

      For the purpose of this Schedule E, the percentage of PPO savings for the AFFORDABLE PPO under Sections II and III and Foreign PPOs under Section IV shall be calculated as the difference between the recommended provider payment amount before the application of network contract pricing and the final recommended payment amount following application of network contract pricing. The application of network contract pricing sequentially follows the recommended provider payment amount determined by duplicate detection, state fee schedules or usual and customary rates, and enhanced edits/audits.



VI.    REALTIME CHARGES

       HCCC will pay EDS the following charges for all data submissions unless otherwise agreed by EDS:

       SUBMISSION TYPE                                      PRICE PER SUBMISSION
       ----------------                                     --------------------
       FDE Submission (Bill Entry)                                    $0.36
       Adjs/EBA (Bill Adjudication)/Initial Submission                $0.29
       Adjs/EBA (Bill Adjudication)/Second and Subsequent Pass(es)    $0.15

VII.   QUARTERLY MINIMUM PAYMENT

       For each quarter, HCCC shall pay to EDS, pursuant to Sections II, III and IV of this Schedule, at least the sum of Five Hundred and Twenty-six Thousand and Seventeen Dollars ($526,017.00) (as adjusted by Section 6.7 of this Agreement) (the "Quarterly Minimum Payment"). The parties acknowledge their intent that the quarterly periods to be calculated under this Section carry-over from the 1989 Agreement, i.e. the first quarterly period under this Agreement shall be deemed to be the period commencing July 1, 1995 and ending September 30, 1995. Furthermore, the charges paid by HCCC under the 1989 Agreement applicable to the quarterly minimum payment for such period shall be added to the charges paid by HCCC pursuant to Sections II, III and IV of this Schedule to determine whether or not HCCC has met the quarterly minimum payment for such period. If, at the end of any quarter, HCCC has paid less than the Quarterly Minimum Payment (as adjusted), EDS shall invoice and HCCC shall pay the difference between the Quarterly Minimum Payment (as adjusted) and the actual amounts paid pursuant to Sections II, III, and IV of this Schedule E. EDS shall invoice and HCCC shall pay on the first day of each month for services to be provided that month 16.6% of the Quarterly Minimum Payment (as adjusted). In the event that, during any twelve (12) successive quarters, EDS receives no more than the Minimum Quarterly Payment (as adjusted) during nine (9) or more quarters, either party may initiate good faith negotiations for a modification to this Agreement. The party desiring to initiate such negotiation shall notify the other party in writing no later than fifteen (15) days after the receipt by EDS of payment for such ninth month. Both parties then shall enter into good faith negotiations for possible modification of this Agreement. However, in the case that the parties are unable to reach agreement on appropriate modifications, this Agreement shall continue in effect as is.

VIII.  INFORM FEES


      A. PAYMENT

          Each month HCCC will pay EDS for data storage and space resource management utilization for the preceding month based on the Storage Rates set forth below.

          At the beginning of each calendar quarter EDS will determine a Monthly Allowance that will be in effect for such quarter. Each month HCCC will pay EDS the amount by which the Machine Usage Amount (as defined below) for the preceding month exceeds the Total Allowance Available (as defined below) for such preceding month.

     B. MACHINE TIME RATES

     Each month, HCCC will pay EDS the following fees for machine time:

          CPU Minute (Prime Time)                 $11.264
          CPU Minute (Off Shift)                  $6.984
          Tape Mount (per mount)                  $0.701

          Prime Time is defined as 3:00:00 a.m. to 2:59:59 p.m. Pacific Standard Time (PST). Off Shift is defined as 3:00:00 p.m. to 2:59:59 a.m. PST. Jobs that span Prime Time and Off Shift time periods will be prorated to then applicable rates. CPU time covers both multiple virtual storage (MVS) / enterprise system architecture (ESA) and TSO time usage.

     C. STORAGE RATES

     Each month, HCCC will pay EDS the following fees for storage:


                 Cartridge (On site per day)             $0.070

                 Cartridge (Off site per day - DRA)      $0.042

                 Reel Storage (On site per day)          $0.131

                 DASD (per megabyte per day)             $0.041

                 Permanent DASD Pack - 1.6GB         $1,617.752
                  (3090 Mod 2 Pack per month)


          Permanent DASD is billed at the above rate times the fix storage requirements whether it is used or not. All billings occur based on actual usage. Therefore, a 1 MB file retained for 1 day would bill $0.041 at month end.

     D. DEFINITIONS

          For purposes of this Section VIII of Schedule E, the following definitions shall apply:

          "Average EDS Monthly Claim Processing Revenue" shall mean the amount equal to amount billed for standard claim processing plus the amount billed for use of the Real Time Processor for three calendar months divided by three.

          "Carry Over Credit" shall mean, for any month, the unused Monthly allowance for such month. However, for any month, the Carry Over Credit shall not exceed an amount equal to the average of the Monthly Allowances from the beginning of the Reporting Period through and including the month in question. Furthermore, the Carry Over Credit shall not roll from one Reporting Period to the next. Therefore the Carry Over Credit will be set to zero (0) for the first month of each Reporting Period.

          " Machine Usage Amount" shall mean the cost of machine usage based on applicable EDS*INFORM and other AD HOC requests applied at the Machine Time Rates set forth above. Applicable jobs will include defined standard reports, ad hoc report requests, requests for data extractions and other jobs necessary to produce the required results. Machine Usage Amount shall include machine usage time for jobs created or executed by EDS personnel and agreed to by HCCC.

          "Monthly Allowance" shall mean the amount equal to one and one half percent (.015) times the Average Monthly Claim Processing Revenue during the calendar quarter preceding the time period for which such allowance will be in effect, as verified and accepted by HCCC.

          "Reporting Period" shall mean the twelve (12) month period from March 1st through the last day of February of the succeeding calendar year.

          "Total Allowance Available" shall mean the sum of the Monthly Allowance for such month and the Carry Over Credit, if any, from the preceding month.

     E.  EXAMPLE
     Below is an example, for illustration purposes only, of calculating monthly inform fees.



            CLAIM             CARRY     TOTAL    MACHINE  PAYMENT  CARRY
CALENDAR    PROC.    MONTHLY   OVER   ALLOWANCE   USAGE     DUE     OVER
MONTH      REVENUE   ALLOW.   CREDIT  AVAILABLE  AMOUNT     EDS     CAP
OCT-95     $137,000      N/A     N/A        N/A      N/A      N/A     N/A
NOV-95      145,000      N/A     N/A        N/A      N/A      N/A     N/A
DEC-95      140,000      N/A     N/A        N/A      N/A      N/A     N/A
JAN-96      150,000   $2,110      $0     $2,110   $2,100      N/A  $2,110
FEB-96      180,000    2,110      10      2,120    1,000       $0   2,110
REPORTING
TOTALS     PERIOD                                  3,100        0
                                                 =======  =======


              CLAIM           CARRY     TOTAL    MACHINE  PAYMENT  CARRY
CALENDAR      PROC.  MONTHLY   OVER   ALLOWANCE   USAGE     DUE     OVER
MONTH       REVENUE  ALLOW.   CREDIT  AVAILABLE  AMOUNT     EDS     CAP
MAR-96      210,000    2,110       0      2,110    4,784    2,674   2,110
APR-96      245,000    2,700       0      2,700    3,496      796   2,405
MAY-96      260,000    2,700       0      2,700    2,200        0   2,503
JUN-96      268,000    2,700     500      3,200    5,034    1,834   2,553
JUL-96      310,000    3,865       0      3,865      500        0   2,815
AUG-96      340,000    3,865   2,990      6,855    6,920       65  2,990*
SEP-96      350,000    3,865       0      3,865    4,975    1,110   3,115
OCT-96      380,000    5,000       0      5,000    1,000        0   3,351
NOV-96      400,000    5,000   3,534      8,534    9,367      833  3,534*
DEC-96      420,000    5,000       0      5,000    5,907      907   3,681
JAN-97      450,000    6,000       0      6,000    4,581        0   3,891
FEB-97      480,000    6,000   1,419      7,419    4,795        0   4,067
REPORTING
TOTALS       PERIOD                               56,659    8,218
                                                 =======  =======
MAR-97      450,000    6,000       0      6,000    6,490      490   6,000
APR-97      460,000    6,900       0      6,900    4,291        0   6,450
MAY-97      470,000    6,900   2,609      9,509    5,014        0   6,600
JUN-97      485,000    6,900   4,495     11,395    9,752        0   6,675
JUL-97      510,000    7,075   1,643      8,718    5,399        0   6,755
AUG-97      495,000    7,075   3,319     10,394   12,338    1,984   6,808

* CAPPED

IX. OTHER FEES

     A. CONNECTION FEES.

     Each month, HCCC shall pay EDS fees for terminal connections as follows:


    SERVICE                            FEE
    ---------------------------------  ---------

    Remote Site Connectivity
    (Terminal Only)
    9.6 Line                           $596.26
    19.2 Line                          $743.13

    Custom Network Integration
    (CPU to CPU Communications)
    AIG - 56kb (Special Decrementing)  $3,009.79
    MedTrac - 19.2 (Decrementing)      $1,022.00


    The above fees are subject to discounts for terminal connection sites that process Bills through the node based on the Bill Volume processed through the node. The following discounts apply:

    AVERAGE BILL VOLUME/DAY                       DISCOUNT APPLIED
    ---------------------------------             ----------------
      0 -   500                                               0%
     501 -   800                                             25%
     801 - 1,000                                             50%
    1,001 -   +                                             100%


    The following discounts apply to the AIG 56kb connection:


                 AVERAGE BILL VOLUME/DAY  DISCOUNT APPLIED
                 -----------------------  ----------------
                   0 -   1,500                    0%
                 1,501 -  2,400                  25%
                 2,401 - 3,000                   50%
                 3,001 -   +                    100%


    Unless otherwise specified, custom network integrations are not subject to discount unless Bill input volume processes through the node.

     B. MISCELLANEOUS

     Each month, HCCC shall pay EDS fees for miscellaneous services as follows:


                Print Charges (per Page)                $0.0389

                Mantime Rates per hour                  $82.39

                Connectivity Public Circuits  Competitive Price

                Equipment Competitive Price

                Print Delivery Competitive Price

                Dial Up Competitive Price

     C. GMIS LICENSE

    The license which permits use of the GMIS software by HCCC set forth in
    Section 19 of Schedule D is subject to the following pricing and payment terms:

    a) HCCC shall pay eighty percent (80%) and EDS shall pay twenty percent (20%) of the annual GMIS license fee, which is fixed at $125,000 for the term of the GMIS License Agreement. In addition to this annual GMIS license fee, there will be an annual incentive license payment if demonstrated savings generated by the ClaimCheck P&C exceed 5.0%. The incentive license payment will be based on demonstrated savings generated by the ClaimCheck P&C as measured over the four month period of March through June of each calendar year and will be determined annually following such measurement period by identifying the total incentive payment amount associated with the actual demonstrated percentage of savings as set forth below:


           DEMONSTRATED SAVINGS        TOTAL INCENTIVE PAYMENT AMOUNT

           Less than or equal to 5.0%              $0

           5.1% through 7.5%                       $40,000

           7.6% through 10.0%                      $50,000

           10.1% +                                 $60,000


HCCC shall pay eighty percent (80%) and EDS shall pay twenty percent (20%) of any incentive license payment due GMIS. EDS will pay GMIS in full upon receipt of an invoice and will rebill HCCC for the eighty percent (80%) amount.

    b) EDS will not charge for the time and materials needed to install or update the standard GMIS product. Special customization requests may be subject to charges under this Agreement depending upon the nature of the request.

X. CPI ADJUSTMENT

The fees set forth in this Schedule E (including the quarterly minimum payment, but excluding the percentage of PPO savings and the license fees for the GMIS software) shall be subject to CPI adjustments as set forth in Section 6.7 of this Agreement, except that the $2.580 per Bill price set forth in Subsections A and B of Section II will not be adjusted for CPI until January 2001 and the $1.372, $1.250 and $1.225 per Bill prices set forth in Subsections A and B of
Section II and in Section III will not be adjusted for CPI until January 1997. The per Bill prices subject to CPI increases in January will not be subject to the August 1 adjustments set forth in Section 6.7 and will be adjusted annually on each January 1 following the first year in which such prices are subject to CPI adjustments. For such deferred adjustments, the Base Index to be used shall be June 1, 1995.